Exhibit 10.1

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TERM LOAN CREDIT AGREEMENT

Dated as of February 13, 2008

among

CHILL INTERMEDIATE HOLDINGS, INC.,

as Holdings

CHILL ACQUISITION, INC.,

which on the Closing Date shall be merged with and into

GOODMAN GLOBAL, INC.,

(with GOODMAN GLOBAL, INC. surviving such merger as the Borrower)

The Several Lenders

from Time to Time Parties Hereto,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and Collateral Agent,

BARCLAYS CAPITAL,

and

CALYON NEW YORK BRANCH,

as Joint Lead Arrangers,

and

BARCLAYS CAPITAL,

CALYON NEW YORK BRANCH,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Joint Bookrunners,

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4.4	Net Payments	60

4.5	Computations of Interest and Fees	63

4.6	Limit on Rate of Interest	63

Section 5.	Conditions Precedent to Initial Credit Event	64

5.1	Credit Documents	64

5.2	Collateral	64

5.3	Legal Opinions	65

5.4	Structure and Terms of the Transactions	65

5.5	Closing Certificates	66

5.6	Corporate Proceedings	66

5.7	Corporate Documents	66

5.8	Fees and Expenses	66

5.9	Solvency Certificate	66

5.10	Financial Statements	66

5.11	Insurance Certificates	67

5.12	Company Material Adverse Effect	67

5.13	Closing EBITDA	67

5.14	Representations and Warranties	67

Section 6.	Conditions Precedent to All Credit Events	67

6.1	No Default; Representations and Warranties	67

6.2	Notice of Borrowing	68

Section 7.	Representations, Warranties and Agreements	68

7.1	Corporate Status	68

7.2	Corporate Power and Authority; Enforceability	68

7.3	No Violation	69

7.4	Litigation	69

7.5	Margin Regulations	69

7.6	Governmental Approvals	69

7.7	Investment Company Act	69

7.8	True and Complete Disclosure	69

7.9	Financial Statements	70

7.10	Tax Returns and Payments, etc	70

7.11	Compliance with ERISA	70

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7.12	Subsidiaries	71

7.13	Intellectual Property	71

7.14	Environmental Laws	72

7.15	Properties, Assets and Rights	72

7.16	Solvency	72

7.17	Material Adverse Change	72

Section 8.	Affirmative Covenants	73

8.1	Information Covenants	73

8.2	Books, Records and Inspections	77

8.3	Maintenance of Insurance	77

8.4	Payment of Taxes	77

8.5	Consolidated Corporate Franchises	78

8.6	Compliance with Statutes	78

8.7	ERISA	78

8.8	Good Repair	79

8.9	End of Fiscal Years; Fiscal Quarters	79

8.10	Additional Guarantors and Grantors	79

8.11	Pledges of Additional Stock and Evidence of Indebtedness	79

8.12	Use of Proceeds	80

8.13	Changes in Business	80

8.14	Further Assurances	80

8.15	Designation of Subsidiaries	81

8.16	Interest Rate Protection	81

8.17	Maintenance of Ratings	82

8.18	Senior Indebtedness	82

8.19	Post-Closing Covenants	82

Section 9.	Negative Covenants	82

9.1	Limitation on Indebtedness	82

9.2	Limitation on Liens	86

9.3	Limitation on Fundamental Changes	89

9.4	Limitation on Sale of Assets	91

9.5	Limitation on Investments	94

9.6	Limitation on Dividends	96

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9.7	Limitations on Debt Payments and Amendments	99

9.8	Limitations on Sale Leasebacks	99

9.9	Negative Pledge Clauses	99

9.10	Passive Holding Company	100

9.11	Financial Covenants	101

9.12	Transactions with Affiliates	104

Section 10.	Events of Default	105

10.1	Payments	105

10.2	Representations, etc	105

10.3	Covenants	105

10.4	Default Under Other Agreements	106

10.5	Bankruptcy, etc	106

10.6	ERISA	106

10.7	Guarantee	107

10.8	Security Documents	107

10.9	Subordination	107

10.10	Judgments	107

10.11	Change of Control	107

10.12	Borrower’s Right to Cure	108

Section 11.	The Administrative Agent and Collateral Agent	108

11.1	Appointment	108

11.2	Limited Duties	109

11.3	Binding Effect	109

11.4	Delegation of Duties	109

11.5	Exculpatory Provisions	109

11.6	Reliance by Administrative Agent	110

11.7	Notice of Default	110

11.8	Non-Reliance on Administrative Agent and Other Lenders	110

11.9	Indemnification	111

11.10	GECC in its Individual Capacity	111

11.11	Successor Agent	112

11.12	Withholding Tax	112

11.13	Duties as Collateral Agent and as paying agent	113

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11.14	Authorization to Release Liens and Guarantees	113

Section 12.	Miscellaneous	113

12.1	Amendments and Waivers	113

12.2	Notices and Other Communications; Facsimile Copies	115

12.3	No Waiver; Cumulative Remedies	116

12.4	Survival of Representations and Warranties	116

12.5	Payment of Expenses and Taxes; Indemnification	116

12.6	Successors and Assigns; Participations and Assignments	117

12.7	Replacements of Lenders under Certain Circumstances	122

12.8	Adjustments; Set-off	122

12.9	Counterparts	123

12.10	Severability	123

12.11	Integration	123

12.12	GOVERNING LAW	123

12.13	Submission to Jurisdiction; Waivers	123

12.14	Acknowledgments	124

12.15	WAIVERS OF JURY TRIAL	124

12.16	Confidentiality	125

12.17	Release of Collateral and Guarantee Obligations; Subordination of Liens	125

12.18	USA PATRIOT ACT	126

12.19	Legend	126

v

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SCHEDULES

Schedule 1.1(a)	Commitments and Addresses of Lenders
Schedule 1.1(b)	Mortgaged Property
Schedule 5.4(d)	Indebtedness to be refinanced on the Closing Date
Schedule 7.12	Subsidiaries
Schedule 7.15	Owned Real Property
Schedule 8.19	Post-Closing Covenants
Schedule 9.1	Indebtedness
Schedule 9.2	Liens
Schedule 9.4	Dispositions
Schedule 9.5	Investments
Schedule 9.9	Negative Pledge Clauses
Schedule 9.12	Transactions with Affiliates
Schedule 12.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Guarantee
Exhibit C	Form of Mortgage
Exhibit D	Form of Perfection Certificate
Exhibit E-1	Form of Security Agreement
Exhibit E-2	Form of Pledge Agreement
Exhibit F	Form of Notice of Borrowing
Exhibit G-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit G-2	Form of Legal Opinion of Akerman Senterfitt
Exhibit G-3	Form of Legal Opinion of Andrews Kurth LLP
Exhibit H	Form of Closing Certificate
Exhibit I	Form of Promissory Note
Exhibit J	Form of Intercompany Note

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CREDIT AGREEMENT, dated as of February 13, 2008, among CHILL INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), CHILL ACQUISITION, INC., a Delaware corporation (“Merger Sub”, which on the Closing Date shall be merged with and into GOODMAN GLOBAL, INC, a Delaware corporation (the “Company”), with the Company surviving such merger as the borrower) (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC and CALYON NEW YORK BRANCH, as Joint Lead Arrangers, BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, CALYON NEW YORK BRANCH and GENERAL ELECTRIC CAPITAL CORPORATION, as joint bookrunners (the “Joint Bookrunners”), and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as the Administrative and Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, pursuant to the Acquisition Agreement, Merger Sub will be merged with and into the Company, in accordance with the terms thereof, with the Company surviving such merger (the “Merger”);

WHEREAS, in order to fund, in part, the Merger Funds (as defined below), the Investors will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Merger Sub (through Holdings) in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing shareholders of the Company rolled over or invested in connection with the Transactions, at least 40% of the total sources required to consummate the Merger (the “Merger Consideration”), to refinance, repurchase, redeem and/or repay the Existing Notes and certain other existing indebtedness of the Company and its Subsidiaries (the “Refinancing”), and to pay fees and expenses incurred in connection with the Transactions (such fees and expenses, together with the Merger Consideration and the Refinancing payment, the “Merger Funds”), excluding cash-on-hand at the Company used to fund a portion of the Merger Funds;

WHEREAS, in order to fund, in part, the Merger Funds, the Borrower will (x) borrow up to $105,000,000 in aggregate principal amount (plus any Existing Notes Additional Redemption Amount (as such term is defined in the Revolving Credit Agreement) of Revolving Credit Loans pursuant to the Revolving Credit Agreement and (y) issue up to $500,000,000 in aggregate principal amount of Senior Subordinated Notes pursuant to the Senior Subordinated Notes Indenture;

WHEREAS, in connection with the foregoing, the Borrower and Holdings have requested that the Lenders make available on the Closing Date to the Borrower the Term Loans for the purposes specified in this Agreement in the maximum aggregate principal amount of $800,000,000 (the “Credit Facility”);

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WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a first priority lien on its assets (except for Liens permitted pursuant to Section 9.2 and as otherwise set forth in the Intercreditor Agreement), including a pledge of all of the Capital Stock (other than Excluded Capital Stock) of each of its Subsidiaries; and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Guarantors have agreed to guarantee the Obligations and to secure their respective guarantees by granting to the Collateral Agent, for the benefit of Secured Parties, a first priority lien on their respective assets (except for Liens permitted pursuant to Section 9.2 and as otherwise set forth in the Intercreditor Agreement), including a pledge of all of the Capital Stock (other than Excluded Capital Stock) of each of their respective Subsidiaries.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. Definitions

1.1 Defined Terms (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrower, the ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event.

“Acquired EBITDA” shall mean, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

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“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition Agreement” shall mean the Agreement and Plan of Merger, dated as of October 21, 2007, among, inter alia the Company, Chill Holdings, Inc. and Merger Sub, together with all exhibits and schedules thereto.

“Administrative Agent” shall mean GECC, or any successor to GECC appointed in accordance with the provisions of Section 11.11, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 299 Park Avenue, Fifth Floor, New York NY, 10171 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” shall mean the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean, a percentage per annum equal to (i) during the period from the Closing Date to but excluding the Initial Financial Statement Delivery Date, (A) for Eurodollar Term Loans, 4.25% and (B) for ABR Loans, 3.25% and (ii) thereafter, the following percentages per annum, based upon the Consolidated Total Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 8.1(d):

Pricing Level	Consolidated Total Debt to Consolidated EBITDA Ratio	Applicable Margin for Eurodollar Term Loans	Applicable Margin for ABR Loans
1	Greater than or equal to 4:1.0	4.25%	3.25%
2	Less than 4:1.0	4.00%	3.00%

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Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date Section 8.1 Financials are delivered to the Administrative Agent pursuant to Sections 8.1(a) and 8.1(b); provided that at the option of the Required Lenders, the highest Pricing Level (as set forth in the tables above) shall apply (i) as of the first Business Day after the date on which Section 8.1 Financials were required to have been delivered but have not been delivered pursuant to Section 8.1 and shall continue to so apply to and including the date on which such Financials Section 8.1 Financials are so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply), and (ii) as of the first Business Day after an Event of Default under Section 10 shall have occurred and be continuing and the Administrative Agent has notified that the highest Pricing Level applies, and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 8.1 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 8.1 Financials for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrower shall within 3 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(c) and Section 10.

“Approved Fund” shall have the meaning provided in Section 12.6(b).

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition (or series of related sales, transfers or dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any sale, transfer or other disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary); provided that the term “Asset Sale Prepayment Event” shall not include (a) any Recovery Event or any Permitted Sale Leaseback or (b) any sale, transfer or other disposition permitted under clauses (a), (b), (d)(i), (e), (f), (i), (l) and (m) of Section 9.4.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee substantially in the form of Exhibit A.

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“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of Holdings, the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by Holdings, the Borrower or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings, the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”), an amount equal at such time to the sum of, without duplication:

(a) the amount (which amount shall not be less than zero) equal to 50% of the Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries;

(b) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries after the Closing Date through and including the Available Amount Reference Time (other than the portion of any such dividends and other distributions that is used by the Borrower or any Restricted Subsidiary to pay taxes);

(c) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries after the Closing Date through and including the Available Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; and

(d) to the extent not already included in the calculation of Consolidated Net Income or applied to prepay the Term Loans in accordance with Section 4.2(a)(i), the aggregate amount of all net cash proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Closing Date through and including the Available Amount Reference Time; and

(e) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of any Final Refused Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time,

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minus the sum of, without duplication and without taking into account the actual usage of the Available Amount being made at the applicable Available Amount Reference Time:

(i) the aggregate amount of any Investments made by Holdings, the Borrower or any Restricted Subsidiary pursuant to clause (iii) of the proviso to Section 9.5(q) and clause (iii) of the proviso to Section 9.5(r) after the Closing Date and prior to the Available Amount Reference Time;

(ii) the aggregate amount of any Dividends made by Holdings pursuant to clause (ii)(B) of Section 9.6(f) after the Closing Date and prior to the Available Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by Holdings, the Borrower or any Restricted Subsidiary pursuant to clause (B)(y) of the proviso to Section 9.7(a)(ii) after the Closing Date and prior to the Available Amount Reference Time; and

(iv) the aggregate amount of Capital Expenditures made by the Borrower or any Restricted Subsidiary pursuant to Section 9.11(c)(i)(z) after the Closing Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” shall have the meaning provided in the definition of the term “Available Amount”.

“Available Equity Amount” shall mean, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (other than the Equity Contribution, issuances of Permitted Cure Securities or any other capital contribution or equity issuance to the extent utilized in connection with other transactions permitted pursuant to Section 9.5 or Section 9.6) received as cash equity by the Borrower (through Holdings) during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Capital Stock, minus (b) the sum, without duplication, of:

(i) the aggregate amount of any Investments made by Holdings, the Borrower or any Restricted Subsidiary pursuant to clause (ii) of the proviso to Section 9.5(q) and clause (ii) of the proviso to Section 9.5(r) after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of any Dividends made by Holdings pursuant to clause (i) of Section 9.6(f) after the Closing Date and prior to the Available Equity Amount Reference Time;

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by Holdings, the Borrower or any Restricted Subsidiary pursuant to clause (A) of the proviso to Section 9.7(a)(ii) after the Closing Date and prior to the Available Equity Amount Reference Time; and

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(iv) the aggregate amount of Capital Expenditures made by the Borrower or any Restricted Subsidiary pursuant to Section 9.11(c)(i)(y) after the Closing Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” shall have the meaning provided in the definition of the term “Available Equity Amount”.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) if the applicable Business Day relates to any Eurodollar Term Loans, any day on which dealings in deposits in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures during such period, and (c) all fixed asset additions financed through Capital Lease Obligations incurred by the Borrower and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of sales, transfers or other dispositions that are not required to be applied to prepay Term Loans pursuant to Section 4.2(a)(i), (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that

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actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Restricted Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period), (vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vii) any expenditures that constitute Permitted Acquisitions and expenditures made in connection with the Transactions or (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries or capitalized as Capitalized Software Expenditures for such period.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Management Bank” shall mean any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services or that is a Lender or an Affiliate of a Lender at any time after it has provided any Cash Management Services, including each Person deemed to be “Cash Management Bank” pursuant to the definition of the term “Cash Management Bank” in the Revolving Credit Agreement or in the documentation governing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness.

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“Cash Management Obligations” shall mean obligations owed by Holdings, the Company or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, including non-card e-payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) at any time prior to a Qualifying IPO, the Sponsor and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of Holdings and/or (ii) at any time after a Qualifying IPO, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Sponsor and the Management Investors, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of the greater of (A) 35% of the outstanding Voting Stock of Holdings and (B) the percentage of the outstanding Voting Stock of Holdings owned in the aggregate, directly or indirectly, beneficially and of record, by the Sponsor and the Management Investors, unless in the case of either clause (i) or (ii) above, the Sponsor and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings; provided that, for the purpose of this clause (a), the direct or indirect beneficial ownership of the Management Investors shall be deemed not to exceed 10% of the outstanding Voting Stock of Holdings; and/or (b) at any time Continuing Managers shall not constitute at least majority of the Board of Directors of Holdings; and/or (c) any Person other than Holdings shall acquire direct ownership, beneficially or of record, of any Voting Stock of the Borrower; and/or (d) a “Change of Control” (as defined in the Revolving Credit Agreement or in the Senior Subordinated Notes Indenture or however defined in the documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any of such Indebtedness) shall have occurred.

“Closing Date” shall mean the date of the initial Credit Event hereunder.

“Closing Date Indebtedness” shall mean Indebtedness described on Schedule 9.1.

“Closing EBITDA” shall mean “EBITDA” as defined in the indenture governing the notes identified in clause (i) of the definition of “Existing Notes” modified as follows: (a) business optimization expenses and other restructuring charges under clause (4) of such definition shall only be permitted to be added back up to an aggregate amount of $5,000,000 for the twelve-month period ended December 31, 2007 and (b) EBITDA for each of the three-month periods ended March 31, 2007 and June 30, 2007, respectively, shall be deemed to be $32,700,000 and $88,300,000, respectively.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

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“Collateral” shall have the meaning provided to such term in each of the Security Documents.

“Collateral Agent” shall mean GECC, or any successor thereto appointed in accordance with the provisions of Section 11.11, together with its affiliates, as the collateral agent for the Secured Parties.

“Commitment” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment.

“Commitment Parties” shall mean the Joint Bookrunners and GSO Capital Partner LP.

“Company” shall have the meaning provided in the preamble to this Agreement.

“Confidential Information” shall have the meaning provided in Section 12.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated January 2008, delivered to prospective lenders in connection with this Agreement.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period,

(iii) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(iv) Non-Cash Charges,

(v) net after tax extraordinary losses in accordance with GAAP,

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(vi) net after tax non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation of facilities,

(vii) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date); provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $5,000,000 for any Test Period,

(viii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income),

(ix) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor and (B) the amount of expenses relating to payments made to option holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in this Agreement,

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(xi) the amount of “run rate” cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken within 18 months after the Closing Date (which cost savings shall be added to Consolidated EBITDA until fully realized (but in any event for no longer than 30 months following the Closing Date if such cost savings have not be realized by that time) and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (vi) and (vii) above or in the definition of the term “Pro Forma Adjustment” and (C) the aggregate amount of cost savings added pursuant to this clause (xi) shall not exceed $10,000,000 for any Test Period (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken),

(xii) the amount of any net losses from discontinued operations in accordance with GAAP,

(xiii) any non-cash loss attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-“Accounting for Derivative Instruments and Hedging Activities”,

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(xiv) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period, and

(xv) any gain relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(v) and (b)(vi) below;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(iv) the amount of any net income from discontinued operations in accordance with GAAP,

(v) any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-“Accounting for Derivative Instruments and Hedging Activities”,

(vi) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in the such period,

(vii) any loss relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above; and

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(viii) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted in such period to Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Agreements for currency exchange risk),

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(iii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (ii) and (iii) of the immediately preceding proviso with respect to acquisitions and dispositions occurring following the Closing Date and adjustments as provided under clause (a)(xi) above, Consolidated EBITDA shall be deemed to be $32,200,000, $87,500,000 and $95,000,000, respectively, for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

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“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Expense for such period; provided that, for purposes of calculating the Consolidated EBITDA to Consolidated Interest Expense Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be (A) with respect to all amounts of Consolidated Interest Expense, other than amounts relating to the Revolving Credit Documents, an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (B) with respect to all amounts of Consolidated Interest Expense relating to the Revolving Credit Documents, calculated as if the average amount utilized and accruing Consolidated Interest Expense thereunder during any fiscal quarter prior to the first anniversary of the Closing Date, is $105,000,000 in respect of Revolving Loans and $33,000,000 in respect of Letters of Credit Outstanding (as defined in the Revolving Credit Documents). In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has not been permanently repaid) subsequent to the commencement of the period for which the Consolidated EBITDA to Consolidated Interest Expense Ratio is being calculated, but prior to or simultaneously with the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is made (the “Calculation Date”), then the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repayment, redemption, retirement or extinguishing of Indebtedness as if the same had occurred at the beginning of the applicable Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of purchase accounting), (ii) the accretion or accrual of discounted liabilities during such period, (iii) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (v) any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates, and (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease

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income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period (including expenditures incurred to settle environmental liabilities), (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a period ending prior to or during the fiscal quarter ending December 31, 2008, Transaction Expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments (other than commodity Hedging Agreements), (f) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (g) stock-based award compensation expenses and (h) any income (loss) from investments recorded using the equity method. There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date and any permitted acquisitions or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of (i) indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) (i) the aggregate

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amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Permitted Liens and other non-consensual Liens permitted by Section 9.2, Liens permitted under Sections 9.2(a), 9.2(h), 9.2(j), 9.2(m) and Liens permitted under clauses (i) and (ii) of Section 9.2(n)), excluding cash and Permitted Investments which are listed as “restricted”, on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date less (ii) the aggregate amount of Reinvestment Deferred Amounts in excess of $50,000,000 at the date of determination.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including Letters of Credit Outstanding as defined in the Revolving Credit Agreement) under the Revolving Credit Documents, to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) Non-Cash Compensation Liabilities, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Permitted Investments during the next succeeding twelve month period after such date and (vii) the effects from applying purchase accounting.

“Continuing Manager” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the Closing Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated or designated to be a member of such Board of Directors, directly or indirectly, by the Sponsor or Persons nominated or designated by the Sponsor or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Managers then in office.

“Contract Consideration” shall have the meaning provided in the definition of the term “Excess Cash Flow”.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

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“Credit Documents” shall mean this Agreement, the Security Documents, the Guarantee, the Intercreditor Agreement, the Fee Letter and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Credit Party” shall mean each of Holdings, the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cumulative Consolidated Net Income” shall mean, as at any date of determination, Consolidated Net Income for the period (taken as one accounting period) commencing on January 1, 2008 and ending on the last day of the most recent fiscal quarter for which Section 8.1 Financials have been delivered.

“Cure Amount” shall have the meaning provided in Section 10.12(a).

“Cure Right” shall have the meaning provided in Section 10.12(a).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, excluding any Indebtedness permitted to be issued or incurred under Section 9.1 (other than Section 9.1(w) thereof).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Borrower and/or the Administrative Agent in writing of any of the foregoing (including any written notification of its intent not to comply with its obligations under Section 2).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

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“Disposition” shall have the meaning provided in Section 9.4(c).

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations), pursuant to a sinking fund obligation or otherwise, or (b) is redeemable or exchangeable at the option of the holder thereof (other than solely for Qualified Capital Stock), other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations), in whole or in part, or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the latest Maturity Date of any Credit Facility hereunder; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividends” shall have the meaning provided in Section 9.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state or territory thereof, or the District of Columbia.

“E-Fax” shall mean any system used to receive or transmit faxes electronically.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

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“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to the protection of the environment or, to the extent relating to exposure to substances that are harmful or deleterious to the environment, of human health or safety.

“Equity Contribution” shall have the meaning provided in the recitals to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Borrower or a Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Base Rate” shall mean, with respect to any Interest Period for any Eurodollar Term Loan, the greater of ((i) the rate per annum for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) two Business Days prior to the first day in such Interest Period and (ii) 3.25% per annum. In the event that the rate referred to in clause (i) above does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Base Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Eurodollar Rate” shall mean, with respect to any Interest Period and for any Eurodollar Term Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Term Loan to (b) the Statutory Reserve Requirements with respect to such Interest Period and for such Eurodollar Term Loan.

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“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“E-System” shall mean any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Parties, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital, decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or sales, transfers or other dispositions of property by the Borrower or any of its Restricted Subsidiaries completed during such period);

(iv) an amount equal to the aggregate net non-cash loss on the sale, transfer or other disposition of property by the Borrower and the Restricted Subsidiaries during such period (other than sales, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v) cash payments received in respect of Hedging Agreements during such period to the extent not included in arriving at such Consolidated Net Income;

(vi) income tax expense to the extent deducted in arriving at such Consolidated Net Income;

over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (h) of the definition of the term “Consolidated Net Income”;

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, except to the extent that such Capital Expenditures were financed by the issuance of Indebtedness or Capital Stock by the Borrower or any of the Restricted Subsidiaries;

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(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 4.2(a)(i) that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (1) all other prepayments of Term Loans and (2) all prepayments of Revolving Credit Loans and Swing Line Loans (as defined in the Revolving Credit Agreement) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed by the issuance of Indebtedness or Capital Stock by the Borrower or any of the Restricted Subsidiaries;

(iv) an amount equal to the aggregate net non-cash gain on the sale, transfer or other dispositions of property by the Borrower and the Restricted Subsidiaries during such period (other than the sale, transfer or other disposition of property in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital, increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or sales, transfers or other dispositions of property by the Borrower and the Restricted Subsidiaries during such period);

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the issuance of Indebtedness or Capital Stock by the Borrower or any of the Restricted Subsidiaries;

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments (other than Investments made pursuant to Section 9.5(b)) and acquisitions made during such period, except to the extent that such Investments and acquisitions were financed by the issuance of Indebtedness or Capital Stock by the Borrower or any of the Restricted Subsidiaries;

(viii) the amount of Dividends paid in cash during such period (other than pursuant to Section 9.6(f)), except to the extent that such Dividends were financed by the issuance of Indebtedness or Capital Stock by the Borrower or any of the Restricted Subsidiaries;

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the issuance of Indebtedness or Capital Stock by the Borrower or any of the Restricted Subsidiaries;

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(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent financed by the issuance of Indebtedness or Capital Stock by the Borrower or any of the Restricted Subsidiaries;

(xi) without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters;

(xii) income taxes, including penalties and interest, paid in cash in such period; and

(xiii) cash expenditures made in respect of Hedging Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Capital Stock” shall mean (a) any Capital Stock with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower and the Collateral Agent), the cost or other consequences (including any adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary to secure the Obligations, any Capital Stock that is Voting Stock of

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such Foreign Subsidiary in excess of 65% of the outstanding Capital Stock of such class, (c) any Capital Stock to the extent the pledge thereof would be prohibited by any Applicable Law or Contractual Obligation, (d) the Capital Stock of any Subsidiary that is not wholly owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (e) the Capital Stock of any Immaterial Subsidiary or any Unrestricted Subsidiary, (f) the Capital Stock of any Subsidiary of a Foreign Subsidiary, (g) any Capital Stock of any Subsidiary to the extent that the pledge of such Capital Stock would result in adverse tax consequences to Holdings, the Borrower or any Subsidiary as reasonably determined by the Borrower and (h) such Capital Stock as has been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 8.10 (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (b) any Subsidiary that is prohibited by Applicable Law or Contractual Obligation existing on the Closing Date from guaranteeing the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restrictions or any replacement or renewal thereof is in effect), (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (d) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by clause this clause (d) exceeds 2% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for the most recent Test Period ended prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 2% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as at the end of the most recent Test Period ended prior to the date of determination), (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower and the Collateral Agent), the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (f) each Foreign Subsidiary and Unrestricted Subsidiary, (g) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition and financed with secured Indebtedness incurred pursuant to Section 9.1(k) or 9.1(l) and permitted by the proviso to subclause (z) or (y), respectively, of either of such Sections and each Restricted Subsidiary that guarantees such Indebtedness to the extent that, and for so long as, the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing the Obligations, (h) any Subsidiary to the extent that the guarantee of the Obligations would result in adverse tax consequences to Holdings, the Borrower or any Subsidiary as reasonably determined by the Borrower and (i) AsureCare Corp., a Florida corporation.

“Existing Notes” shall mean collectively, (i) the existing fixed rate notes 7 7/8% Senior Subordinated Notes of Goodman Global Holdings, Inc. and (ii) the outstanding Senior Floating Rate Notes of Goodman Global Holdings, Inc.

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“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the letter dated the date hereof addressed to Borrower from the Administrative Agent and accepted by Borrower on the date hereof, with respect to certain fees to be paid from time to time to the Administrative Agent.

“Fees” shall have the meaning provided in Section 3.1.

“Final Refused Proceeds” shall have the meaning provided in Section 4.2(b).

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 9.11.

“First Refused Proceeds” shall have the meaning provided in Section 4.2(b).

“Foreign Asset Sale” shall have the meaning provided in Section 4.2(f).

“Foreign Recovery Event” shall have the meaning provided in Section 4.2(f).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the

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application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee” shall mean the Term Loan Guarantee, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) Holdings (b) each Domestic Subsidiary (other than an Excluded Subsidiary) on the Closing Date and (c) each Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 8.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

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“Hedge Bank” shall mean any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedging Agreement or that is a Lender or an Affiliate of a Lender at any time after it has entered into a Secured Hedging Agreement, in its capacity as a party thereto.

“Hedging Agreement” shall mean(a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended December 31, 2006, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the fiscal quarter ended September 30, 2007 and each subsequent fiscal quarter (other than the fourth fiscal quarter of 2007) ended at least 45 days before the Closing Date and (c) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal month after September 30, 2007 (other than any month with respect to which quarterly financial statements are delivered pursuant to the foregoing) ended at least 45 days before the Closing Date, which financial statements described in clauses (a) through (c) shall have been prepared in accordance with GAAP.

“Holdings” shall mean CHILL INTERMEDIATE HOLDINGS, INC, a Delaware Corporation or, after the Closing Date, any other Person (the “New Holdings”) that is a Subsidiary of CHILL INTERMEDIATE HOLDINGS, INC, (or the previous New Holdings as the case may be) (the “Previous Holdings”); provided that (a) such New Holdings owns 100% of Voting Stock of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (c) such substitution concurrently occurs under the Revolving Credit Documents, (d) the New

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Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such substitution and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (e) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such substitution does not violate this Agreement or any other Credit Document, (f) all assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and (g) no Default or Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Default or Event of Default or material tax liability; provided, further, that if the foregoing are satisfied, the Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to the “New Holdings”.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 1% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date, and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 1% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedging Obligations of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade liabilities (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade liabilities bear interest and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

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(f) all Attributable Indebtedness; and

(g) all Guarantee Obligations of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings, the Borrower and their Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Parties” shall have the meaning provided in Section 12.5(a).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 8.1 Financials are delivered to the Administrative Agent under Section 8.1 for the first full fiscal quarter commencing after the Closing Date.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the Closing Date by and between the Collateral Agent and GECC, as collateral agent under the Revolving Credit Agreement, and acknowledged by Holdings, the Borrower and the other Guarantors.

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall have the meaning provided in Section 9.5.

“Investors” shall mean the Sponsor, certain other investors arranged by and/or designated by the Sponsor and identified to the Joint Bookrunners prior to the Closing Date and the Management Investors.

“Joint Lead Arrangers” shall mean Barclays Capital, the investment banking division of Barclays Bank PLC and Calyon New York Branch.

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“Joint Bookrunners” shall have the meaning provided in the preamble to this Agreement.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar change or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan” shall mean any Term Loan made by any Lender hereunder.

“Management Investors” shall mean the management officers, directors and employees of Holdings, the Borrower and the Restricted Subsidiaries who become investors in Holdings, any of its direct or indirect parent entities or in the Borrower.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement.”

“Material Adverse Effect” shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Credit Document, (c) the ability of the Credit Parties (taken as a whole) to perform their respective obligations under the Credit Documents or (d) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents.

“Maturity Date” shall mean the date that is six years after the Closing Date; provided that if such date is not a Business Day, the “Maturity Date” will be the next succeeding Business Day.

“Merger” shall have the meaning provided in the recitals to this Agreement.

“Merger Consideration” shall have the meaning provided in the recitals to this Agreement.

“Merger Funds” shall have the meaning provided in the recitals to this Agreement.

“Merger Sub” shall have the meaning provided in the recitals to this Agreement.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

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“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit C (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent or, in the case of any Mortgaged Property located outside the United States of America, in such form as agreed between the Borrower and the Collateral Agent.

“Mortgage Supporting Documents” shall mean the documents which are to be delivered under Section 8.14(c) with respect to any Mortgage for any Mortgaged Property.

“Mortgaged Property” shall mean, initially, each parcel of real estate and improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and each other parcel of real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 8.14(b).

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i) in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds),

(ii) in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) in the case of any Prepayment Event, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event and such Indebtedness is actually so repaid,

(iv) in the case of any Asset Sale Prepayment Event or Permitted Sale Leaseback (other than transactions under Section 9.4(c) and 9.4(g) yielding net cash proceeds in excess of $150,000,000 in the aggregate for all such transactions consummated after the Closing

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Date and transactions under Section 9.4(d)(ii)), the amount of any proceeds of such Asset Sale Prepayment Event or such Permitted Sale Leaseback that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 8.13); provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 8.10, 8.11 and 8.14(b) with respect to such reinvestment;

(B) any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or a Permitted Sale Leaseback occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification and (y) be applied to the repayment of Term Loans in accordance with Section 4.2(a)(i); and

(C) any proceeds subject to an Acceptable Reinvestment Commitment that is later canceled or terminated for any reason before such proceeds are applied in accordance therewith shall be applied to the repayment of Term Loans in accordance with Section 4.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v) in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 8.13), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Restricted Subsidiary has provided a Restoration Certification prior to the end of the Reinvestment Period; provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 8.10, 8.11 and 8.14(b) with respect to such reinvestment;

(B) any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment or Restoration Certification within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification and (y) be applied to the repayment of Term Loans in accordance with Section 4.2(a)(i); and

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(C) any proceeds subject to an Acceptable Reinvestment Commitment or a Restoration Certification that is later canceled or terminated for any reason before such proceeds are applied in accordance therewith shall be applied to the repayment of Term Loans in accordance with Section 4.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment or provides another Restoration Certification with respect to such proceeds prior to the end of the Reinvestment Period,

(vi) in the case of any Asset Sale Prepayment Event, Recovery Prepayment Event or Permitted Sale Leaseback by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and

(vii) in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs paid by Holdings, the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to Holdings, the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, and (e) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Cash Compensation Liabilities” shall mean any liabilities recorded in connection with stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” shall have the meaning provided in Section 12.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 4.4(a).

“Non-U.S. Lender” shall have the meaning provided in Section 4.4(e).

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“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit F or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents, (c) the due and punctual payment and performance of all the covenants, agreements, and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents, (d) the due and punctual payment and performance of all obligations under each Secured Hedging Agreement and (e) the due and punctual payment and performance of all Cash Management Obligations under each Secured Cash Management Agreement. Notwithstanding the foregoing, (i) the obligations of Holdings, the Borrower or any Subsidiary under any Secured Hedging Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Document shall not require the consent of the holders of Hedging Obligations under Secured Hedging Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning provided in Section 4.4(b).

“Participant” shall have the meaning provided in Section 12.6(c)(i).

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“PATRIOT ACT” shall have the meaning provided in Section 12.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Capital Stock, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws; (b) if such acquisition involves the acquisition of a Subsidiary, such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and a Guarantor, to the extent required by Section 8.10; (c) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired to the extent required by Sections 8.10, 8.11 and/or 8.14(b); (d) after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 8.13; (f) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 9.1(k) and 9.1(l), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Section 9.11, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period and (g) the Permitted Acquisition Consideration paid in connection with such Permitted Acquisition when combined with the Permitted Acquisition Consideration of the prior Permitted Acquisitions consummated after the Closing Date shall not exceed the sum of (i) 10% of Consolidated Total Assets (determined as at the last day of the most recently ended Test Period prior to such Permitted Acquisition), plus (ii) the Reinvestment Deferred Amount.

“Permitted Acquisition Consideration” shall mean in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (i) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; (ii) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by Holdings, the Borrower or its Restricted Subsidiaries.

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“Permitted Additional Notes” shall mean unsecured senior, senior subordinated or subordinated notes issued by the Borrower; provided that (a) the terms of such notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the latest Maturity Date of any Credit Facility hereunder, other than, subject to the prior repayment of or the prior offer to repay the Obligations hereunder, customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (b) the covenants, events of default, Subsidiary guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by Holdings or the Borrower, as the case may be, to be market rates and premiums at the time of issuance of such notes), taken as a whole, are determined by Holdings or the Borrower, as the case may be, to be market terms on the date of issuance and in any event are not more restrictive on Holdings, the Borrower and its Restricted Subsidiaries, or materially less favorable to the Lenders, than the terms of this Agreement (as in effect on the Closing Date) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Authorized Officer of Holdings or the Borrower, as the case may be, delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings or the Borrower, as the case may be, has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings and the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such notes are senior subordinated or subordinated notes, the terms of such notes provide for customary subordination of such notes to the Obligations and (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such notes.

“Permitted Cure Security” shall mean an equity security of Holdings or the Borrower (or any direct or indirect parent thereof) having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest Maturity Date of any Credit Facility hereunder, and upon which all dividends or distributions (if any) shall be, prior to 91 days after the latest Maturity Date hereunder, payable solely in additional shares of such equity security; provided that all equity securities of Holdings issued in connection with the Equity Contributions shall not be deemed to be Permitted Cure Securities.

“Permitted Investments” shall mean (a) Dollars and, with respect to any Foreign Subsidiaries, local currencies held by such Foreign Subsidiary, in each case in the ordinary course of business; (b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (c) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be

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rating such obligations, then from another nationally recognized rating service); (d) commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender; (e) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (f) time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing; (h) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and (j) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or other governmental charges or claims that are either (i) not yet due and payable and not subject to penalties for nonpayment or (ii) being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (b) Liens in respect of property or assets of Holdings, the Borrower or any of its Subsidiaries imposed by law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect, (c) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 10.10, (d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases (other than Capitalized Leases), government contracts, trade contracts (other than for Indebtedness), performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, (e) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by Holdings, the Borrower or any of its Subsidiaries are located, (f) easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar charges or encumbrances, in each case do not, in the aggregate, materially detract from the value of the Real Estate of the Borrower and its Subsidiaries, taken as a whole, or interfere in any

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material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and that were not incurred in connection with and do not secure any Indebtedness, and to the extent reasonably agreed by the Administrative Agent, any exception on the title policies issued in connection with any Mortgaged Property, (g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease permitted by this Agreement, (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 9.1, (j) licenses of intellectual property granted in a manner consistent with past practice, (k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries and (l) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”) any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”) such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinance except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 9.1(a), 9.1(h), 9.1(j) or 9.1(w), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed, (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 9.1(c), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 9.1(a)(ii), 9.1(h), 9.1(j) or 9.1(w), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral and subordination, but excluding as to interest rates and redemption premiums); provided that a certificate of an Authorized Officer of Holdings or the Borrower delivered to the Administrative Agent at least 10 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings or the Borrower, as the case may be, has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and

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conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings and the Borrower within such 10 Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries pursuant to Section 9.4(g).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Interest Amount” shall mean the aggregate principal amount of all increases in the outstanding principal amount of the Senior Subordinated Notes (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) including any issuances of PIK Notes (as defined in the Senior Subordinated Notes Indenture or any similar document) in connection with the payment by the Borrower to pay interest on the Senior Subordinated Notes (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) in kind.

“Plan” shall mean (a) any multiemployer, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that (i) is maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate, (ii) was so maintained or contributed to and in respect of which the Borrower, any Restricted Subsidiary or any ERISA Affiliate could have liability under Section 4212 (c) of ERISA in the event such plan has been or were to be terminated or (b) any single employer plan, as defined in Section 4001(a)(15) of ERISA that (i) is maintained for employees of the Borrower, any Restricted Subsidiary or any ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower, any Restricted Subsidiary or ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Pledge Agreement” shall mean the Term Loan Pledge Agreement, entered into by Holdings, the Borrower, the other pledgors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E-2.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event, Debt Incurrence Prepayment Event or Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum published by the Wall Street Journal from time to time, as the prime lending rate.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or

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during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period, and (B) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 8.1(i) or setting forth the information described in clause (iv) to Section 8.1(d).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of the term “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment”.

“Pro Forma Entity” shall mean any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

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“Qualifying IPO” shall mean the issuance by Holdings (or any direct or indirect parent of Holdings) of its common Capital Stock generating (individually or in the aggregate together with any prior initial public offering) gross proceeds exceeding $100,000,000, in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Real Estate” shall have the meaning provided in Section 8.1(g).

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event or any Permitted Sale Leaseback.

“Reference Lender” shall mean Barclays Bank PLC.

“Refinanced Term Loans” shall have the meaning provided in Section 12.1.

“Refinance” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”

“Refinancing” shall have the meaning provided in the recitals to this Agreement.

“Register” shall have the meaning provided in Section 12.6(b)(v).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event, the day which is twelve months after the receipt of cash proceeds from such Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event.

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“Reinvestment Deferred Amount” shall mean, with respect to any Prepayment Event (other than a Debt Incurrence Prepayment Event), the aggregate net cash proceeds received by the Borrower or any of the Restricted Subsidiaries in connection therewith and that the Borrower has neither reinvested (including by way of Permitted Acquisition, as the case may be) nor applied to prepay the Term Loans in accordance with the provisions of Section 4.2(a)(i).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” “shall have the meaning provided in Section 2.5(b).

“Repayment Date” shall have the meaning provided in Section 2.5(b).

“Replacement Term Loans” shall have the meaning provided in Section 12.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean at any time, Lenders holding at such time more than fifty percent (50%) of the aggregate principal amount of all Term Loans then outstanding.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed within the later of (x) twelve months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Foreign Subsidiary” shall mean each Restricted Subsidiary that is also a Foreign Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Agent” shall mean GECC (or any successor thereto) in its capacity as administrative agent under the Revolving Credit Agreement.

“Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, the institutions party thereto as lenders, the Revolving Credit Agent, GECC and Barclays Capital the investment banking division of Barclays Bank PLC, as the joint lead arrangers, Barclays Bank PLC, Calyon New York Branch and GECC, as joint bookrunners.

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“Revolving Credit Loans” shall mean the “Revolving Credit Loans” as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Documents” shall mean, collectively, the Revolving Credit Agreement and the other credit documents referred to in the Revolving Credit Agreement (other than the Intercreditor Agreement).

“Revolving Credit Obligations” shall mean the “Obligations” under and as defined in the Revolving Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 8.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 8.1(a) or 8.1(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 8.1(d).

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between any Credit Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each Hedge Bank, (e) each Cash Management Bank, (f) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (g) any successors, endorsees, transferees and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Term Loan Security Agreement, entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E-1.

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“Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Sections 8.10, 8.11 or 8.14 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Subordinated Notes” shall mean those 13.5/14% senior subordinated notes due 2016 issued by the Borrower under the Senior Subordinated Notes Indenture in an initial aggregate principal amount of $500,000,000, including any “Exchange Note” issued in an “Exchange Offer” therefore (as such term is defined in the Senior Subordinated Notes Indenture).

“Senior Subordinated Notes Indenture” shall mean the indenture for the Senior Subordinated Notes, dated February 13, 2008 among the Borrower and Wells Fargo Bank, National Association, as trustee.

“Senior Subordinated Notes Documents” shall mean the Senior Subordinated Notes Indenture and the other credit documents referred to therein (including the related guarantee, the notes, the notes purchase agreement and the registration rights agreements).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Obligations” shall mean Obligations consisting of the principal of and interest on Loans.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with

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GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total assets or revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 10.5 would constitute a “Specified Subsidiary” under clause (a) or (b) above.

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation or other event that by the terms of the Credit Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean Hellman & Friedman LLC and/or its Affiliates.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Term Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Term Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdings or the Borrower, as applicable.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 9.3(a).

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement

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relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Term Loan” shall have the meaning provided in Section 2.1(a).

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $800,000,000.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 8.1 Financials have been delivered to the Administrative Agent.

“Total Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings, the Borrower or any of their Subsidiaries in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the Merger, (b) the Equity Contribution, (c) the Refinancing, (d) the entering into the Credit Documents and the funding of the Term Loans, (e) the entering into the Revolving Credit Documents and the funding of the Revolving Credit Loans on the Closing Date, (f) the entering into the Senior Subordinated Notes Documents and the issuance of the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Indenture on the Closing Date and, as applicable, the exchange offer required to be consummated by the Senior Subordinated Notes Documents, (g) the consummation of any other transactions connected with the foregoing and (h) the payment of fees and expenses in connection with any of the foregoing.

“Transferee” shall have the meaning provided in Section 12.6(e).

“Type” shall mean as to any Term Loan, its nature as an ABR Loan or a Eurodollar Term Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in

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effect on the Closing Date, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the Fair Market Value of the assets allocable thereto.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 8.15 subsequent to the Closing Date, (b) any existing Restricted Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 8.15 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

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(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio and the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally. For purposes of determining compliance under Sections 9.4, 9.5, 9.6 and 9.11 with respect to any amount denominated in any currency other than Dollars (other than with respect to (a) any amount derived from the financial

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statements of the Borrower and the Subsidiaries of the Borrower and (b) any Indebtedness), such amount shall be deemed to equal the Dollar equivalent thereof based on the average Exchange Rate for such other currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 9.1, 9.2 and 9.5 with respect to any amount of Indebtedness in a currency other than Dollars, compliance will be determined at the date of incurrence thereof using the Dollar equivalent thereof at the Exchange Rate in effect at the date of such incurrence.

SECTION 2. Amount and Terms of Credit Facilities

2.1 Loans. (a) Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (each, a “Term Loan”) to the Borrower, which Term Loans (i) shall not exceed, for any such Lender, the Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Commitment, (iii) shall be made on the Closing Date, (iv) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans; provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the Maturity Date, all outstanding Term Loans shall be repaid in full. The obligations of each Lender hereunder shall be several and not joint.

(b) Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $1,000,000 and shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 5 Borrowings of Eurodollar Term Loans under this Agreement.

2.3 Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Term Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the date of each Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify

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(i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4 Disbursement of Funds. (a) No later than 2:00 p.m. (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

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(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, all then outstanding Term Loans.

(b) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders of Term Loans, on each date set forth below (each, an “Repayment Date”), and in the amounts set forth below: (each, an “Repayment Amount”):

Repayment Date	Repayment Amount
June 30, 2008	$2,000,000
September 30, 2008	$2,000,000
December 31, 2008	$2,000,000
March 31, 2009	$2,000,000
June 30, 2009	$2,000,000
September 30, 2009	$2,000,000
December 31, 2009	$2,000,000
March 31, 2010	$2,000,000
June 30, 2010	$2,000,000
September 30, 2010	$2,000,000
December 31, 2010	$2,000,000
March 31, 2011	$2,000,000
June 30, 2011	$2,000,000
September 30, 2011	$2,000,000
December 31, 2011	$2,000,000
March 30, 2012	$2,000,000
June 30, 2012	$2,000,000
September 30, 2012	$2,000,000
December 31, 2012	$2,000,000
March 30, 2013	$2,000,000

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Repayment Date	Repayment Amount
June 30, 2013	$2,000,000
September 30, 2013	$2,000,000
December 31, 2013	$2,000,000
Maturity Date	$754,000,000

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 12.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender and (iii) the amount of any sum received by the Administrative Agent from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and accounts and subaccounts maintained pursuant to Sections 2.5(c) and 2.5(d) shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

2.6 Conversions and Continuations. (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans as Eurodollar Term Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Term Loans shall reduce the outstanding principal amount of Eurodollar Term Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Term Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Term Loans may not be continued as Eurodollar Term Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation

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shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 1:00 p.m. (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Term Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, Eurodollar Term Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Term Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a), the Borrower, shall be deemed to have elected to convert such Borrowing of Eurodollar Term Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7 Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8 Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Term Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the Eurodollar Rate in effect from time to time.

(c) If all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full. All such interest shall be payable on demand.

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(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Term Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 4.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Term Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g) Subject to the provisions of Section 2.9(d), whenever any payment hereunder or under the other Credit Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be.

2.9 Interest Periods. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Term Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Term Loans, the Borrower shall have the right to elect, by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period (or if available to all relevant Lenders participating in the relevant Credit Facility, a nine or twelve month period or a period shorter than one month); provided that, notwithstanding the foregoing parenthetical, the initial Interest Period beginning on the Closing Date may be for a period less than one month if agreed upon by the Borrower and the Administrative Agent. Notwithstanding anything to the contrary contained above:

(b) the initial Interest Period for any Borrowing of Eurodollar Term Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(c) if any Interest Period relating to a Borrowing of Eurodollar Term Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

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(d) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurodollar Term Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(e) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Term Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Term Loans because of (x) any change since the Closing Date in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Term Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative

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Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Eurodollar Term Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) At any time that any Eurodollar Term Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Term Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Term Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii)or (y) if the affected Eurodollar Term Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Term Loan into an ABR Loan, if applicable; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

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(d) This Section 2.10 shall not apply to taxes to the extent duplicative of Section 4.4.

(e) The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.11 Compensation. If (a) any payment of principal of a Eurodollar Term Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Term Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 4.1, 4.2 or 12.7, as a result of acceleration of the maturity of the Loans pursuant to Section 10 or for any other reason, (b) any Borrowing of Eurodollar Term Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Term Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Term Loan is not continued as a Eurodollar Term Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Term Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 4.1 or 4.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the Administrative Agent for the account of such Lender within 10 Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Term Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), or 4.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 4.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 4.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 4.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

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SECTION 3. Fees; Commitment Terminations

3.1 Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter at the times specified therein (the “Fees”).

3.2 Mandatory Termination of Commitments. The Total Commitment shall terminate on the earlier of (i) at 5:00 p.m. (New York time) on the End Date (as defined in the Acquisition Agreement) and (ii) 5:00 p.m. (New York time) on the Closing Date.

SECTION 4. Payments

4.1 Voluntary Prepayments. (a) The Borrower shall have the right to prepay Term Loans without premium or penalty (except as provided in Section 4.1(b)), in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and in the case of Eurodollar Term Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York time) (x) one Business Day prior to (in the case of ABR Loans) or (y) three Business Days prior to (in the case of Eurodollar Loans), the date of prepayment, (b) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans; (c) any prepayment of Eurodollar Term Loans pursuant to this Section 4.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 4.1(a) shall be applied to reduce the Repayment Amount in such order as the Borrower may determine. All prepayments under this Section 4.1 shall also be subject to the provisions of Section 4.2(c). At the Borrower’s election in connection with any prepayment pursuant to this Section 4.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender.

(b) All voluntary prepayments of Term Loans pursuant to Section 4.1(a) made (i) on or after the Closing Date and on or prior to the first anniversary of the Closing Date shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment and (ii) after the first anniversary of the Closing Date shall be without premium or penalty.

4.2 Mandatory Prepayments. (a) Term Loan Prepayments. (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the receipt of Net Cash Proceeds from a Debt Incurrence Prepayment Event and within five Business Days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay, in accordance with Sections 4.2(b), 4.2(c) and 4.2(d), a principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

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(ii) Not later than the date that is 10 Business Days following the date Section 8.1 Financials are required to be delivered under Section 8.1(a) (commencing with the Section 8.1 Financials to be delivered with respect to the fiscal year ending December 31, 2008), the Borrower shall offer to prepay, in accordance with Sections 4.2(b), 4.2(c) and 4.2(c), an aggregate principal amount of Term Loans equal to (x) 75% of Excess Cash Flow for such fiscal year minus (y) the aggregate principal amount of Term Loans voluntarily prepaid pursuant to Section 4.1 and Revolving Credit Loans voluntarily prepaid pursuant to Section 5.1 of the Revolving Credit Agreement (to the extent accompanied by a permanent reduction of the commitments thereunder pursuant to Section 4.2 of the Revolving Credit Agreement), during such fiscal year (excluding the aggregate principal amount of any such voluntary prepayments made with the proceeds of any incurrence of Indebtedness); provided that the percentage in this Section 4.2(a)(ii) shall be reduced to (x) 50% if the Borrower’s Consolidated Total Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is no greater than 4.5 to 1.0 but equal to or greater than 3.5 to 1.0 and (y) 25% if the Borrower’s Consolidated Total Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is no greater than 3.5 to 1.0.

(b) Application to Repayment Amounts. Each prepayment of Term Loans required by Sections 4.2(a)(i) and (ii) shall be applied to reduce the scheduled Repayment Amounts on a pro rata basis. With respect to each such prepayment, (i) the Borrower will, not later than the date specified in Section 4.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender and the Administrative Agent will promptly provide such notice to each Lender, (ii) each Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Borrower within eight Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (iv) below) (such refused amounts, the “First Refused Proceeds”), (iii) the First Refused Proceeds will be re-offered for prepayment to the Lenders not having refused a prepayment under clause 4.2(b)(ii) above by the Administrative Agent promptly providing notice of such re-offer to each such Lender, each such Lender will have the right to refuse any such re-offer of prepayment by giving written notice of such refusal to the Borrower within five Business Days after such Lender’s receipt of notice from the Administrative Agent of such re-offer of prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (iv) below) (such refused amounts, the “Final Refused Proceeds”), (iv) the Borrower will make all such prepayments not so refused upon the earlier of (x) the fifteenth Business Day after the Lender received first notice at repayment from the Administrative Agent and (y) such time as the Borrower has received notice from any Lender that it consents to such prepayment, (v) thereafter, any remaining Final Refused Proceeds may be retained by the Borrower.

(c) Application to Term Loans. With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 4.1 or required by Section 4.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Term Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

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(d) Eurodollar Interest Periods. In lieu of making any payment pursuant to this Section 4.2 in respect of any Eurodollar Term Loan other than on the last day of the Interest Period therefor, so long as no Default or an Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Term Loan to be prepaid and such Eurodollar Term Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Specified Obligations; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 4.2.

(e) Minimum Amount. No prepayment shall be required pursuant to Section 4.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to such Section and not yet offered at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $2,500,000 for any single Prepayment Event or series of related Prepayment Events and (ii) $7,500,000 in the aggregate for all such Prepayment Events, at which time the entire amount of such Net Cash Proceeds (not only the amount in excess of $2,500,000 or $7,500,000 as the case may be) will be applied as provided in Section 4.2(a)(i).

(f) Foreign Asset Sales. Notwithstanding any other provisions of this Section 4.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Restricted Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow, are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 4.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 4.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale, any Foreign Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 4.2(a) (or

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such Excess Cash Flow would have so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

(g) All mandatory prepayments of Term Loans pursuant to Section 4.2 and all prepayments occurring as a result of an acceleration in accordance with the provisions of Section 10, made (i) on or after the Closing Date and on or prior to the first anniversary of the Closing Date shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment and (ii) after the first anniversary of the Closing Date shall be without premium or penalty.

4.3 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 2:00 p.m. (New York time) on the date when due and shall be made in immediately available funds in Dollars at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:30 p.m. (New York time) on such day and, if not, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.4 Net Payments. (a) Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding in the case of each Lender and each Agent, (A) overall net income taxes and franchise taxes (imposed in lieu of overall net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely

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from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document) and (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction where the Borrower is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof. The agreements in this Section 4.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) In addition, each Credit Party shall pay any present or future stamp, documentary, excise, property or intangible taxes, charges or similar levies that arise from any payment made by such Credit Party hereunder or under any other Credit Documents or from the execution, delivery or registration or recordation of, performance under, or otherwise with respect to, this Agreement or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) The Credit Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Non-Excluded Taxes and Other Taxes, and for the full amount of Non-Excluded Taxes and Other Taxes imposed or asserted (whether properly or not) by any jurisdiction on any additional amounts or indemnities payable under this Section 4.4, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) To the extent permitted by law or otherwise, each Non-U.S. Lender shall:

(i) deliver to the Borrower and the Administrative Agent two originals of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement; and

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(ii) deliver to the Borrower and the Administrative Agent two further originals of any such form or certification (or any applicable successor form) after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it.

(e) The Borrower shall not be required to indemnify any Lender that is not organized under the laws of the United States of America, a state thereof or the District of Columbia (a “Non-U.S. Lender”), or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this Section 4.4(e) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of Section 4.4(d), other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(f) Each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (A) on or prior to the date such Lender becomes a Lender hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 4.4(f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant, the relevant Lender) with two duly completed and signed originals of United States Internal Revenue Service Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(g) If any Lender or the Administrative Agent determines in its sole discretion that it has received a refund of a Non-Excluded Tax or Other Taxes for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as such Lender or the Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required; provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (with

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interest and penalties) in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this Section 4.4(g) or any other provision of this Section 4.4; provided, further, that nothing in this Section 4.4 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any refund.

4.5 Computations of Interest and Fees. (a) Interest on Eurodollar Term Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 360 day year for the actual days elapsed.

4.6 Limit on Rate of Interest. (a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 4.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.

(c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

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SECTION 5. Conditions Precedent to Initial Credit Event

The occurrence of the initial Credit Event is subject to the satisfaction of the following conditions precedent:

5.1 Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of each of Holdings, the Borrower, each Agent and each Lender;

(b) the Guarantee, executed and delivered by a duly authorized officer of each Person that is a Guarantor as of the Closing Date;

(c) the Security Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each other grantor party thereto as of the Closing Date.

(d) the Pledge Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each other pledgor party thereto as of the Closing Date; and

(e) the Intercreditor Agreement, executed and delivered by the Collateral Agent and the collateral agent under the Revolving Credit Documents and acknowledged by Holdings, the Borrowers and the other Guarantors.

5.2 Collateral. (a) All Capital Stock of the Borrower and all Capital Stock of each Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Capital Stock) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Credit Party that is a party to the Pledge Agreement as of the Closing Date shall, to the extent exceeding $2,500,000 (individually), be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.

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Notwithstanding anything to the contrary herein, with respect to any Collateral (other than Collateral consisting of the Capital Stock of the Borrower and the Capital Stock of any Domestic Subsidiary required to be pledged pursuant to Section 5.2(a)), the security interest in which may not be perfected by the filing of a UCC financing statement, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial Credit Event to occur on the Closing Date. To the extent that any such security interest is not so perfected on or prior to the Closing Date, then Holdings and the Borrower agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, on or prior to the date that is 60 days after the Closing Date or such longer period of time as may be agreed to by the Collateral Agent in its sole discretion.

5.3 Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(a) the legal opinion of Simpson Thacher & Bartlett LLP, special New York counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit G-1;

(b) the legal opinion of Akerman Senterfitt, special Florida counsel to Holdings to certain Subsidiaries of the Borrower, substantially in the form of Exhibit G-2; and

(c) the legal opinion of Andrews Kurth LLP, local Texas counsel to certain Subsidiaries of the Borrower, substantially in the form of Exhibit G-3.

5.4 Structure and Terms of the Transactions. (a) The Merger shall have been consummated, or shall be consummated substantially simultaneously with the initial Credit Event, in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or waivers thereto that are material and adverse to the interests of the Lenders without the prior written consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld or delayed). The Administrative Agent shall have received certified copies of the Acquisition Agreement and all material certificates and other material documents delivered thereunder.

(b) The Equity Contribution shall have been made, or substantially simultaneously with the initial Credit Event hereunder shall be made, in at least the amount set forth in the third recital to this Agreement, which to the extent constituting other than common stock shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers to the extent material to the interests of the Lenders.

(c) The Borrower shall have received, or substantially simultaneously with the initial Credit Event shall receive, $500,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes, which Senior Subordinated Notes shall have (i) a maturity date that is not earlier than the eighth anniversary of the Closing Date, (ii) customary subordination provisions and (iii) covenants, events of default, guarantees and other terms which, taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those contained in this Agreement.

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(d) The Administrative Agent shall have received (i) a fully executed pay-off letter, confirming that the repayment in full of, and the termination of any commitments to make extensions of credit under, all of the outstanding Indebtedness listed on Schedule 5.4(d) and (ii) such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in intellectual property and other instruments from any person holding any Lien securing any such Indebtedness, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness.

5.5 Closing Certificates. The Administrative Agent shall have received a certificate of each Person that is a Credit Party as of the Closing Date, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 5.6 and 5.7.

5.6 Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Credit Party as of the Closing Date (or a duly authorized committee thereof) authorizing (a) if applicable, the consummation of the Merger, (b) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (c) in the case of the Borrower, the extensions of credit contemplated hereunder and under the Revolving Credit Documents.

5.7 Corporate Documents. The Administrative Agent shall have received true and complete copies of the Organizational Documents of each Person that is a Credit Party as of the Closing Date.

5.8 Fees and Expenses. The fees in the amounts previously agreed in writing by the Agents to be received on the Closing Date and all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid in full.

5.9 Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form, scope and substance reasonably satisfactory to the Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

5.10 Financial Statements. (a) The Administrative Agent shall have received: (i) the Historical Financial Statements and (ii) an unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries, as at December 31, 2007, and a pro forma consolidated statement of income of the Borrower and its consolidated Subsidiaries for the 12-month period ending on December 31, 2007, in each case adjusted to give effect to the

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Merger, the related financings and the other Transactions as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(b) The Borrower shall have delivered to the Joint Bookrunners, and the Joint Bookrunners shall have acknowledged receiving, the financial projections of the Borrower and its subsidiaries through the 2013 fiscal year.

5.11 Insurance Certificates. The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Restricted Subsidiaries pursuant to Section 8.3.

5.12 Company Material Adverse Effect. Except as disclosed in reasonable detail in the Company SEC Documents (as defined in the Acquisition Agreement) filed prior to the date of the Acquisition Agreement (other than disclosure referred to in the “Factors That May Affect Future Results,” “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” or “Forward-Looking Statements” sections of such Company SEC Documents) or in the Company Disclosure Letter (as defined in the Acquisition Agreement), since June 30, 2007, there shall not have been any changes, facts, events, developments or state of circumstances that have had or constitutes, individually or in the aggregate, any Company Material Adverse Effect (as such expression is defined in the Acquisition Agreement).

5.13 Closing EBITDA. The Administrative Agent shall have received a certificate from the chief financial officer confirming that Closing EBITDA of the Company and its Subsidiaries, on a consolidated basis, for the twelve-month period ended December 31, 2007, shall equal at least $255,000,000, and showing in reasonable detail the support for such calculation.

5.14 Representations and Warranties. The representations and warranties made by the Company in the Acquisition Agreement relating to the Company, its Subsidiaries and their respective businesses that are material to the interests of the Lenders shall be true and correct on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) unless, as a result of any failure to be so true and correct, Holdings does not have the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations.

SECTION 6. Conditions Precedent to All Credit Events

6.1 No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Event and also after giving effect thereto (a) except in the case of the Credit Events to occur on the Closing Date, no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and

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warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, in the case of the initial Credit Event to occur on the Closing Date, such representations and warranties shall be limited to the Specified Representations. For purposes of this Section 6.1, the Specified Representations shall mean the representations and warranties set forth in Sections 7.1(a), 7.2 (other than clause (b) of the last sentence thereof), 7.5, 7.7 and, subject to the last paragraph of Section 5.2, section 3.3 of the Security Agreement and section 5(f) of the Pledge Agreement. The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that the conditions contained in this Section 6.1 have been met as of such date.

6.2 Notice of Borrowing. Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

SECTION 7. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, and to make the Loans as provided for herein, each of Holdings and the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

7.1 Corporate Status. Holdings, the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

7.2 Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Holdings, the Borrower and each of the Restricted Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

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7.3 No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Merger or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and the Revolving Credit Documents) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other Contractual Obligation to which Holdings, the Borrower or any of their Restricted Subsidiaries is a party or by which they or any of their property or assets is bound, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (iii) violate any provision of the Organizational Documents of Holdings, the Borrower or any of their Restricted Subsidiaries.

7.4 Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Borrower, threatened with respect to Holdings, the Borrower or any of the Restricted Subsidiaries that (a) involve any of the Credit Documents or (b) could reasonably be expected to result in a Material Adverse Effect.

7.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

7.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either clause (a) or (b), (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of Liens created pursuant to the Security Documents.

7.7 Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.8 True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum (including all information incorporated by reference therein) and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such

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information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or general industry nature.

(b) The projections and pro forma financial information contained in the information and data referred to in Section 7.8(a) were prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

7.9 Financial Statements. The (a) unaudited historical consolidated financial information as set forth in the Confidential Information Memorandum and (b) the Historical Financial Statements, in each case present fairly in all material respects the financial position and results of operations of the Company and its consolidated Subsidiaries at the respective dates of such information and for the respective periods covered thereby subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes. The financial statements referred to in clause (b) of this Section 7.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto.

7.10 Tax Returns and Payments, etc. Holdings, the Borrower and each of the Restricted Subsidiaries have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes and assessments payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP. Each of Holdings, the Borrower and the Restricted Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material Federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date. As of the Closing Date, neither the Borrower, Holdings, nor any of the Restricted Subsidiaries has engaged in any “listed transactions” within the meaning of the Code.

7.11 Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of

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ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; and the conditions for imposition of a lien that could be imposed under the Code or ERISA on the assets of any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate do not exist (or are not reasonably likely to exist) nor has Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 7.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 7.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 7.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

7.12 Subsidiaries. On the Closing Date (after giving effect to the Transactions), Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 7.12. Schedule 7.12 sets forth, as of the Closing Date, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and the designation of such Subsidiary as a Guarantor, a Restricted Subsidiary, an Unrestricted Subsidiary, a Specified Subsidiary or an Immaterial Subsidiary. The Borrower does not own or hold, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Investments permitted by Section 9.5.

7.13 Intellectual Property. Each of Holdings, the Borrower and each of the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 9.2), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, to the Borrower’s knowledge, no patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, other intellectual property (excluding any copyright license, patent license, or trademark license), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed by any of the Credit Parties infringes upon, misappropriates, or otherwise violates any rights owned by any other Person with regard to any Intellectual Property, and no material claim or litigation regarding the foregoing is pending or, to the Borrower’s knowledge, threatened.

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7.14 Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) Holdings, the Borrower and each of the Restricted Subsidiaries are and have been in compliance with all Environmental Laws (including having obtained and complied with all material permits required under Environmental Laws for their current operations); (ii) to the knowledge of Holdings or the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations of Holdings, the Borrower or any of the Restricted Subsidiaries or any currently or formerly owned, operated or leased Real Estate that would reasonably be expected to result in Holdings, the Borrower or any of the Restricted Subsidiaries incurring liability under any Environmental Law; and (iii) none of Holdings, the Borrower or any of the Restricted Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claim or, to the knowledge of the Borrower, any other liability under any Environmental Law.

(b) None of Holdings, the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned, operated or leased Real Estate in a manner that could reasonably be expected to have a Material Adverse Effect.

7.15 Properties, Assets and Rights. (a) As of the Closing Date and as of the date of each Credit Event thereafter, each of Holdings, the Borrower and each of the Restricted Subsidiaries have good and marketable title to, valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect. None of such properties and assets is subject to any Lien, except for Liens permitted under Section 9.2 and minor defects in title that do not materially interfere with any Credit Party’s ability to conduct its business or to utilize such property for its intended purposes.

(b) Set forth on Schedule 7.15 hereto is a complete and accurate list of all real property owned in fee by the Credit Parties on the Closing Date after giving effect to the Transactions, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.

(c) All permits required to have been issued or appropriate to enable all Real Estate of the Credit Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those permits the failure of which to be issued or to so enable lawful occupation and use could not reasonably be expected to have a Material Adverse Effect.

7.16 Solvency. On the Closing Date after giving effect to the Transactions, the Credit Parties, on a consolidated basis, are Solvent.

7.17 Material Adverse Change. Since the Closing Date, there have been no events or developments that have had or could reasonably be expected to have a Material Adverse Effect.

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SECTION 8. Affirmative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations), are paid in full:

8.1 Information Covenants. The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender:

(a) Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each such fiscal year (or, in the case of financial statements for the fiscal year ended December 31, 2007, on or before the date that is 120 days after the end of such fiscal year), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP and, except with respect to such reconciliation, certified by independent registered public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm has obtained no knowledge of any Event of Default relating to Section 9.11 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the obligations in this Section 8.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 8.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be qualified as to the scope of audit or as to the status of Holdings (or such parent) and its consolidated Subsidiaries as a going concern.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three quarterly accounting

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periods in each fiscal year of the Borrower (or, in the case of financial statements for the fiscal quarters ended March 31, 2008 and June 30, 2008, on or before the date that is 60 days after the end of such fiscal quarter), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 8.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s, or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand.

(c) Budget. Within 90 days after the commencement of each fiscal year of the Borrower (and for the first time with respect to the fiscal year of the Borrower starting on January 1, 2009), a detailed quarterly budget of the Borrower and its Restricted Subsidiaries in reasonable detail for that fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 8.1(a) (but including, in any event, a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income) and setting forth the principal assumptions upon which such budget is based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and 8.1(b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 9.11 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries as at the end of such fiscal year or period, as the case

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may be, from the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable pricing level, (iv) the calculations and basis, in reasonable detail, of any “run rate” cost savings added back to Consolidated EBITDA pursuant to the provisions of clause (a)(xi) of the definition thereof and (v) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 8.1(a), a certificate of an Authorized Officer of the Borrower setting forth (i) in reasonable detail the calculation of the Available Amount and the Available Equity Amount as at the end of the fiscal year to which such financial statements relate and (ii) the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 8.1(d), as the case may be.

(e) Management Discussion. Concurrently with the delivery of each set of consolidated financial statements referred to in Sections 8.1(a) and 8.1(b), management’s discussion and analysis of financial condition and results of operations of the Borrower and its consolidated Subsidiaries.

(f) Notice of Certain Events. Promptly after an Authorized Officer of Holdings, the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against Holdings, the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect and (iii) any other event that could reasonably be expected to result in a Material Adverse Effect.

(g) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings, the Borrower or any of the Restricted Subsidiaries or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) results in noncompliance by Holdings, the Borrower or any of the Restricted Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings, the Borrower or any of the Restricted Subsidiaries or any Real Estate;

(iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

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(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal, remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by Holdings, the Borrower or any of the Restricted Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(h) Other Information. Promptly upon filing thereof, (i) copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings, the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that Holdings, the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (iii) with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(i) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any period in which a Pro Forma Adjustment is made, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

Documents required to be delivered pursuant to Sections 8.1(a), 8.1(b), 8.1(c), 8.1(e) and 8.1(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.2; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 8.1(d) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

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8.2 Books, Records and Inspections. Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be. Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.2 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

8.3 Maintenance of Insurance. Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by Holdings, the Borrower and the Restricted Subsidiaries; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

8.4 Payment of Taxes. Holdings and the Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become due, and all lawful material claims in respect of taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of Holdings, the Borrower or any of the Restricted Subsidiaries; provided that none of Holdings, the Borrower or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being diligently contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

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8.5 Consolidated Corporate Franchises. Holdings and the Borrower will do, and will cause each of the Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights, privileges and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that Holdings, the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Sections 9.3, 9.4 or 9.5.

8.6 Compliance with Statutes. Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all Applicable Laws (including Environmental Laws and permits required thereunder), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7 ERISA. Promptly after Holdings, the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, Holdings or the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of Holdings or the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Borrower, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings, the Borrower, a Restricted Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

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8.8 Good Repair. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the industry in which the Borrower and the Restricted Subsidiaries conduct business and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

8.9 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

8.10 Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee or the Security Agreement, as applicable, Holdings and the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case to execute a supplement to each of the Guarantee, the Security Agreement and the Intercreditor Agreement, substantially in the form of Annex B, Annex 1 or Annex II, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.

8.11 Pledges of Additional Stock and Evidence of Indebtedness. (a) Subject to any applicable limitations set forth in the Pledge Agreement, Holdings and the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 8.10) to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock (other than any Excluded Capital Stock) of each Subsidiary owned by Holdings, the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 8.10), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, (ii) all evidences of Indebtedness in excess of $2,500,000 (individually) received by Holdings, the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 8.10), in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, and (iii) any global promissory notes executed after the Closing Date evidencing Indebtedness in excess of $2,500,000 (individually) of Holdings, the Borrower and each of its Subsidiaries that is owing to Holdings, the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 8.10), in each case pursuant to a supplement to the Pledge Agreement in the form of Annex A thereto.

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(b) Each of Holdings and the Borrower agrees that all Indebtedness of Holdings, the Borrower and each of its Subsidiaries that is owing to any Credit Party shall be evidenced by one or more global intercompany promissory notes in the form of Exhibit J.

8.12 Use of Proceeds. The Borrower will use the proceeds of the Term Loans solely to fund, in part, the Merger Funds.

8.13 Changes in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

8.14 Further Assurances. (a) Holdings and the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and its Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Agreement, any Mortgage and in Section 5.2, if any assets (including any owned real estate or improvements thereto (but not any leased real property) or any interest therein) with a book value or Fair Market Value in excess of $2,500,000 (individually) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof or assets subject to a Lien granted pursuant to Section 9.2(c)) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Borrower will notify the Collateral Agent (who shall thereafter notify the Lenders) thereof and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 8.14(a), all at the expense of the Credit Parties.

(c) Any Mortgage delivered to the Collateral Agent in accordance with Section 8.14(b) shall be accompanied by (x) (i) a policy or policies of title insurance or a marked unconditional binder thereof issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 9.2, together with such endorsements and reinsurance as the Administrative Agent or the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the

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jurisdiction where the applicable Mortgaged Property is located; and (ii) unless the Collateral Agent shall have otherwise agreed, either (A) a survey for which all necessary fees (where applicable) have been paid (1) prepared by a surveyor reasonably acceptable to the Collateral Agent, (2) dated or re-certificated not earlier than three months prior to the date of such delivery, (3) certified to the Administrative Agent, the Collateral Agent and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (i), which certification shall be reasonably acceptable to the Collateral Agent and (4) complying with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM and NSPS in 1999 (except for such deviations as are acceptable to the Collateral Agent) or (B) coverage under the title insurance policy or policies referred to in clause (i) above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the Collateral Agent, and (y) a local opinion of counsel to the Borrower with respect to the enforceability and perfection of the applicable Mortgages and any related fixture filings (or in the event a Subsidiary of the Borrower is the mortgagor, to such Subsidiary) in form and substance reasonably satisfactory to the Collateral Agent.

(d) Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

8.15 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 9.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) the Borrower may not be designated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any Senior Subordinated Notes Document or the Revolving Credit Document or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

8.16 Interest Rate Protection. No later than the 90th day after the Closing Date, the Borrower shall enter into, and for a minimum of two years thereafter maintain, interest rate Hedging Agreements that result in no less than 50% of the sum of the aggregate principal amount of (i) the Term Loans then outstanding and (ii) the Senior Subordinated Notes then outstanding being effectively subject to a fixed or maximum interest rate.

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8.17 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to cause the credit ratings for the Credit Facility issued by S&P and Moody’s and the Borrower’s private corporate credit ratings issued by S&P and Moody’s to be maintained (but not to obtain or maintain a specific rating).

8.18 Senior Indebtedness. The Obligations shall constitute Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under the Senior Subordinated Notes Documents.

8.19 Post-Closing Covenants. The Borrower shall, and shall cause each Subsidiary to, comply with the terms and conditions set forth on Schedule 8.19.

SECTION 9. Negative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Loans, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedging Agreements, as Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations), are paid in full:

9.1 Limitation on Indebtedness. Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except:

(a) (i) Indebtedness arising under the Credit Documents and (ii) Indebtedness under the Revolving Credit Documents (subject to the limitations set forth in the Intercreditor Agreement) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness of (i) Holdings, the Borrower or any Subsidiary Guarantor owing to Holdings, the Borrower or any Subsidiary; provided that any such Indebtedness owing shall be evidenced by an intercompany note substantially in the form of Exhibit J, (ii) any Subsidiary that is not a Subsidiary Guarantor owing to any other Subsidiary that is not a Subsidiary Guarantor and (iii) to the extent permitted by Section 9.5, any Subsidiary that is not a Subsidiary Guarantor owing to Holdings, the Borrower or any Subsidiary Guarantor.

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) but in any event, not in respect of Hedging Agreements;

(d) except as provided in clauses (h), (k), and (l) below, Guarantee Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) Holdings or the Borrower in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is permitted to be incurred under this Agreement;

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(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(f) (i) Indebtedness (including Attributable Indebtedness and other Indebtedness arising under Capitalized Leases) the proceeds of which are used to finance the acquisition, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of Capital Expenditures; provided that (A) such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement, expansion or improvement, (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the covenants set forth in Section 9.11, as such covenants are recomputed as at the last day of the most recently ended Test Period as if the incurrence of such Indebtedness had occurred on the first day of such Test Period and (C) such Indebtedness is not incurred to acquire Capital Stock of any Person and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(g) (i) Indebtedness arising under Capitalized Leases, other than Capitalized Leases in effect on the Closing Date (and set forth on Schedule 9.1) or Capitalized Leases entered into pursuant to Section 9.1(f), and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness provided that (A) any obligations existing on the Closing Date (x) that were not included on the balance sheet of the Borrower and the Restricted Subsidiaries as Capitalized Lease Obligations and (y) that are subsequently recharacterized as Capitalized Lease Obligations due to a change in accounting treatment shall not be treated as Capitalized Lease Obligations for the purpose of this Section 9.1(g) and (B) the aggregate principal amount of Indebtedness outstanding permitted under this Section 9.1(g), when combined with the aggregate principal amount of Indebtedness outstanding under Sections 9.1(k) and 9.1(l), shall not exceed $60,000,000 at any time;

(h) (i) Closing Date Indebtedness (other than Indebtedness permitted under Sections 9.1(a) and 9.1(j)) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(i) Indebtedness in respect of Hedging Agreements incurred in the ordinary course of business and not for speculative purposes;

(j) (i) Indebtedness in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $500,000,000 plus the PIK Interest Amount and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (including such PIK Interest Amount);

(k) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the

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result of a Permitted Acquisition; provided that (x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (y) such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) and (z)(A) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 8.11 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement, the Pledge Agreement and the Intercreditor Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 8.10, 8.11 or 8.14(b), as applicable; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 9.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent); provided, further; that the requirements of this clause (z) shall not apply to any Indebtedness of the type that could have been incurred under Section 9.1(f); and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding under this Section 9.1(k), when combined with the aggregate principal amount of Indebtedness outstanding under Sections 9.1(g) and 9.1(l), shall not exceed $60,000,000 at any time;

(l) (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition; provided that (x) such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any other Subsidiary Guarantor except to the extent permitted under Section 9.5, and (y)(A) the Borrower or such other relevant Credit Party pledges the Capital Stock of any Person acquired in such Permitted Acquisition (the “acquired Person”) to the Collateral Agent to the extent required under Section 8.11 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement, the Pledge Agreement and the Intercreditor Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 8.10, 8.11 or 8.14(b), as applicable (provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 9.2, equally and ratably secure such Indebtedness incurred with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent); and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding under this Section 9.1(l), when combined with the aggregate principal amount of Indebtedness outstanding under Sections 9.1(g) and 9.1(k) shall not exceed $60,000,000 at any time;

(m) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

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(n) Indebtedness arising from agreements of Holdings, the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that (i) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(o) Indebtedness arising from agreements of Holdings, the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with Permitted Acquisitions or other Investments permitted under Section 9.5;

(p) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

(q) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

(r) (i) unsecured Indebtedness representing deferred compensation to employees, consultants or independent contractors of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(s) unsecured Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof to the extent such direct or indirect parent use the proceeds to finance the purchase or redemption (directly or indirectly) of Capital Stock of Holdings), or the Borrower permitted by Section 9.6;

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(t) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business provided that such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of its incurrence and such Indebtedness in respect of credit or purchase cards is extinguished within 60 days of its incurrence;

(u) additional Indebtedness and any refinancing, refunding, renewal or extension thereof; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 9.1(u) shall not exceed $25,000,000 at any time; provided, further, that, if the most recent compliance certificate delivered pursuant to Section 8.1(d) demonstrates, on a Pro Forma Basis, a Consolidated Total Debt to Consolidated EBITDA Ratio of 4.00:1.00 or less as of the last day of the Test Period to which such compliance certificate relates, the Borrower or any of its Restricted Subsidiaries may incur up to $25,000,000 of additional Indebtedness under this Section 9.1(u);

(v) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(w) Indebtedness in respect of Permitted Additional Notes to the extent that the Net Cash Proceeds therefrom are offered to prepay the Term Loans in accordance with Section 4.2(a)(i);

(x) Indebtedness of Restricted Foreign Subsidiaries (and if such Restricted Foreign Subsidiary is not a Subsidiary Guarantor without recourse against the Borrower or Subsidiary Guarantors, in each case except as permitted under Section 9.5) for working capital purposes in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(y) all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the Sections 9.1(a) through 9.1(x) above.

9.2 Limitation on Liens. Neither Holdings nor any Borrower will, nor will they permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings, the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Credit Documents to secure the Obligations or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 9.1(f) or 9.1(g); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction, expansion or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property, except

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for accessions to such property, other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d) Liens on property and assets existing on the Closing Date and listed on Schedule 9.2 or, to the extent not listed in such Schedule, such property or assets have a Fair Market Value that does not exceed $1,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of Holdings, the Borrower or any Restricted Subsidiary other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 9.1 and proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 9.1;

(e) The modification, replacement, extension or renewal of any Lien permitted by clauses (c), (d), (f), (g), (h), (q), (u) and (v) of this Section 9.2 upon or in the same assets theretofore subject to such Lien (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.1 and proceeds and products thereof) or the Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness as permitted by Section 9.1;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.15), or existing on assets acquired, pursuant to a Permitted Acquisition or any other Investment permitted under Section 9.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 9.1(k); provided that such Liens attach at all times only to the same assets that such Liens (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.1 and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 9.1) that such Liens secured, immediately prior to such Permitted Acquisition or such other Investment, as applicable;

(g) (i) Liens placed upon the Capital Stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 9.1(l) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure (A) a guarantee by such Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary or (B) Indebtedness of such Restricted Subsidiary, in either case incurred pursuant to Section 9.1(l) in connection with such Permitted Acquisition;

(h) Liens on the Collateral securing Indebtedness permitted pursuant to Section 9.1(a)(ii) and any related obligations with respect to cash management and hedging arrangements contemplated thereby; provided that such Liens are subject to the terms of the Intercreditor Agreement;

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(i) Liens securing Indebtedness or other obligations of Holdings, the Borrower or a Subsidiary in favor of Holdings, the Borrower or any Subsidiary that is a Guarantor and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(j) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 9.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(m) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments permitted under Section 9.5;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Permitted Sale Leasebacks;

(r) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

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(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(u) Liens with respect to property or assets of any Restricted Foreign Subsidiary securing Indebtedness of a Restricted Foreign Subsidiary permitted under Section 9.1(x); and

(v) Liens not otherwise permitted by this Section 9.2 so long as the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed $12,500,000; provided that, if the most recent compliance certificate delivered pursuant to Section 8.1(d) demonstrates, on a Pro Forma Basis, a Consolidated Total Debt to Consolidated EBITDA Ratio of 3.00:1.00 or less as of the last day of the Test Period to which such compliance certificate relates, the Borrower or any of its Restricted Subsidiaries may secure up to $7,500,000 of additional obligations under this clause 9.2(v).

9.3 Limitation on Fundamental Changes. Except as expressly permitted by Sections 9.4 or 9.5, neither Holdings nor any Borrower will, nor will they permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving corporation or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves the Borrower, the Successor Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Section 9.11, as such covenant is recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed

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that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (ix) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (x) if the merger, amalgamation or consolidation involves a Person that is not a Subsidiary of the Borrower, such merger, amalgamation or consolidation complies with all the conditions set forth in the definition of the term “Permitted Acquisition”;

(b) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Security Agreement, the Pledge Agreement and any applicable Mortgage in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Section 9.11, as such covenant are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Agreement and (vi) if the merger, amalgamation or consolidation involves a Person that is not a Subsidiary of the Borrower, such merger, amalgamation or consolidation complies with all the conditions set forth in the definition of the term “Permitted Acquisition”;

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(c) any Restricted Subsidiary that is not a Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Subsidiary Guarantor and (ii) sell, lease, license, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Subsidiary Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 9.5 and (iii) sell, lease, license, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise disposed of or transferred in accordance with Sections 9.4 or 9.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Guarantor after giving effect to such liquidation or dissolution;

(f) the Merger may be consummated; and

(g) to the extent that no Default or Event of Default would result from the consummation of such disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 9.4.

9.4 Limitation on Sale of Assets. Neither Holdings nor the Borrower will, nor will they permit any of the Restricted Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from a Recovery Event), or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Capital Stock, except that:

(a) Holdings (solely in the case of clause (iii)), the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of the following in the ordinary course of business: (i) obsolete, worn-out, used or surplus assets to the extent such assets are not necessary for the operation of the Borrower’s and its Subsidiaries’ business; (ii) inventory and goods held for sale or other immaterial assets; and (iii) cash and Permitted Investments;

(b) the Borrower and the Restricted Subsidiaries may lease, sublease, license (or cross-license) (on a non-exclusive basis with respect to intellectual property or on an exclusive basis with respect to intellectual property if done in the ordinary course of business consistent with past practice) or sublicense (or cross-sublicense) (on a non-exclusive basis with

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respect to intellectual property or on an exclusive basis with respect to intellectual property if done in the ordinary course of business consistent with past practice) real or personal property in the ordinary course of business;

(c) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable except in connection with a Disposition to which such accounts receivable relate) (each a “Disposition”) for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this Section 9.4(c) for a purchase price in excess of $5,000,000, Holdings, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (ii) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the Collateral Agent to the extent required under Section 8.11, (iii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing; (iv) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such Disposition (including the prepayment of Indebtedness with the proceeds of such Disposition), with the covenants set forth in Section 9.11, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Disposition had occurred on the first day of such Test Period, (v) the aggregate amount of consideration received from all Dispositions under this Sections 9.4(c), when combined with the aggregate amount of Permitted Sale Leasebacks consummated pursuant to Section 9.4(g), shall not exceed $300,000,000 for all transactions consummated after the Closing Date and (vi) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans as required by Section 4.2(a)(i) (it being understood that, to the extent that the aggregate amount of Net Cash Proceeds from all Dispositions made pursuant to Section 9.4(c) and Permitted Sale Leasebacks consummated pursuant to Section 9.4(g) from the Closing Date to the date of such disposition exceeds $150,000,000, all Net Cash Proceeds in excess of such amount shall be promptly offered to prepay the Term Loans and may not be reinvested in the business of the Borrower or its Subsidiaries);

(d) (i) the Borrower and the Restricted Subsidiaries may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer account receivables so long as the Net Cash Proceeds thereof are promptly applied to the prepayment of the Term Loans pursuant to Section 4.2(a)(i);

(e) Holdings, the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of property or assets to Holdings, the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 9.5;

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(f) Holdings, the Borrower and the Restricted Subsidiaries may sell, transfer and otherwise dispose of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g) the Borrower and its Restricted Subsidiaries may enter into Sale Leasebacks, so long as, (i) after giving effect to any such transaction, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such transaction, with the covenants set forth in Section 9.11, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such transaction had occurred on the first day of such Test Period, (iii) to the extent applicable, the Net Cash Proceeds thereof to the Borrower and its Restricted Subsidiaries are promptly offered to prepay the Term Loans pursuant to Section 4.2(a)(i), (iv) the aggregate amount of all Permitted Sale Leasebacks consummated under this Section 9.4(g), when combined with the aggregate amount of consideration received from all Dispositions made pursuant to Section 9.4(c), shall not exceed $300,000,000 for all transactions consummated after the Closing Date and (v) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans as required by Section 4.2(a)(i) (it being understood that, to the extent that the aggregate amount of Net Cash Proceeds from all Dispositions made pursuant to Section 9.4(c) and Permitted Sale Leasebacks consummated pursuant to Section 9.4(g) from the Closing Date to the date of such disposition exceeds $150,000,000, all Net Cash Proceeds in excess of such amount shall be offered to prepay the Term Loans and may not be reinvested in the business of the Borrower or its Subsidiaries);

(h) Holdings, the Borrower and the Restricted Subsidiaries may sell, transfer and otherwise dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) Holdings, the Borrower and the Restricted Subsidiaries may effect any transaction permitted by Sections 9.3, 9.5 or 9.6;

(j) Dispositions of inventory of the Borrower and its Restricted Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Restricted Subsidiaries;

(k) Dispositions listed on Schedule 9.4;

(l) the unwinding of any Hedging Agreement;

(m) Dispositions of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (l) above; and

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(n) subject to the provisions of the definition of “Holdings”, Holdings may take any action which is necessary to achieve a substitution by a New Holdings of a Previous Holdings.

9.5 Limitation on Investments. Neither Holdings nor the Borrower will, nor will they permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials), the lease of any asset and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors, employees and consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Subsidiaries (i) to finance the purchase of Capital Stock of Holdings (or any direct or indirect parent thereof); provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that the aggregate principal amount at any time outstanding with respect to this clause 9.5(c)(iii) shall not exceed $10,000,000;

(d) Investments (i) existing or contemplated on the Closing Date and listed on Schedule 9.5 and any modifications, replacements, extensions, renewals or reinvestments thereof and (ii) Investments existing on the Closing Date of the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this clause 9.5(d) is not increased at any time above the amount of such Investments existing on the Closing Date;

(e) Investments in Hedging Agreements permitted by Section 9.1(i);

(f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g) Investments to the extent that the payment for such Investments is made solely with the Capital Stock of Holdings (or any direct or indirect parent thereof) or the Borrower;

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(h) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 9.4;

(i) Investments in the Borrower or any Guarantor and Investments by any Subsidiary that is not a Subsidiary Guarantor in the Borrower or any other Subsidiary;

(j) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(k) the Borrower may make a loan to Holdings (or any direct or indirect parent thereof) that could otherwise be made as a Dividend permitted under Section 9.6;

(l) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(m) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(n) Guarantees by Holdings, the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) Investments made to repurchase or retire Capital Stock of Holdings (or any direct or indirect parent thereof) or the Borrower owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof) or the Borrower;

(p) the Transactions;

(q) Investments constituting Permitted Acquisitions; provided that any portion of the Permitted Acquisition Consideration of such Permitted Acquisition made or provided by the Borrower or any Subsidiary Guarantor in any Subsidiary that shall not be, or after giving effect to such Permitted Acquisition, shall not become a Subsidiary Guarantor, shall not cause the aggregate amount of all such Investments made pursuant to this Section 9.5(q) to exceed the sum of (i) $25,000,000, (ii) the Available Equity Amount at such time, (iii) the Available Amount at such time and (iv) to the extent not otherwise included in the determination of the Available Amount or the Available Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made);

(r) any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries, Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, Investments constituting Permitted

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Acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Guarantors), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 9.5(r) (as so valued) to exceed the sum of (i) $25,000,000, (ii) the Available Equity Amount at such time, (iii) the Available Amount at such time and (iv) to the extent not otherwise included in the determination of the Available Amount or the Available Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made); provided, further, that intercompany current liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(s) Investments arising as a result of Permitted Sale Leasebacks;

(t) Investments held by any Person acquired after the Closing Date or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 9.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(u) Investments in Unrestricted Subsidiaries for the purpose of consummating transactions permitted under Sections 9.4(g); and

(v) Investments consisting of Indebtedness, fundamental changes, Dispositions and Dividends permitted under Sections 9.1, 9.3, 9.4 and 9.6.

9.6 Limitation on Dividends. Neither Holdings nor the Borrower will declare or pay any dividends (other than with respect to Holdings, dividends payable solely in the Capital Stock of Holdings, and with respect to the Borrower, dividends payable solely to Holdings in the Capital Stock of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 9.5) any shares of any class of the Capital Stock of Holdings (or any direct or indirect parent thereof) or the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of the Capital Stock of Holdings (or any direct or indirect parent thereof) or the Capital Stock of the Borrower) (all of the foregoing “Dividends”); provided that:

(a) each of Holdings and the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby;

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(b) so long as no Default or Event of Default has occurred, is continuing or would result therefrom, each of Holdings and the Borrower may redeem, acquire, retire or repurchase (and the Borrower may declare and pay Dividends to Holdings, the proceeds of which are used to so redeem, acquire, retire or repurchase) shares of its Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of such Capital Stock) (or to allow any of the Borrower’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Capital Stock) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof) and its Subsidiaries, with the proceeds of Dividends from, seriatim, Holdings or the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of such Capital Stock) so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (i) $7,500,000 (which shall increase to $15,000,000 subsequent to the consummation of a Qualifying IPO) plus (ii) all net cash proceeds obtained by Holdings or the Borrower during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 9.6(b)(i) (before giving effect to any carry forward) may be carried forward to the immediately succeeding fiscal year (but not any other) and utilized to make payments pursuant to this Section 9.6(b) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year);

(c) Holdings and the Borrower may make Investments permitted by Section 9.5;

(d) to the extent constituting Dividends, Holdings and the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 9.3, and the Borrower may pay Dividends to Holdings as and when necessary to enable Holdings to effect such Dividends;

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(e) Holdings and the Borrower may repurchase Capital Stock of Holdings (or any direct or indirect parent thereof) or the Borrower, as applicable, upon exercise of stock options or warrants if such Capital Stock represents all or a portion of the exercise price of such options or warrants, and the Borrower may pay Dividends to Holdings as and when necessary to enable Holdings to effect such repurchases;

(f) in addition to the foregoing Dividends and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of (i) the Available Equity Amount at the time such Dividend is paid and (ii) if the Borrower’s ratio of Consolidated Total Debt to Consolidated EBITDA as of the last day of the immediately preceding Test Period is less than 3.00:1.00, after giving Pro Forma Effect to such Dividend, (A) $15,000,000 and (B) the Available Amount at the time such Dividend is paid; and the Borrower may pay Dividends to Holdings as and when necessary to effect such Dividends;

(g) the Borrower may make and pay Dividends to Holdings:

(i) the proceeds of which will be used to pay (or to make Dividends to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent), but only to the extent of taxes that Borrower would have to pay if it filed a tax return on a standalone basis for itself and its Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year plus any actual, reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof);

(iii) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) the proceeds of which shall be used by Holdings to make Investments contemplated by Sections 9.5(c) and Dividends contemplated by Section 9.6(b));

(v) the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering, disposition or acquisition transaction permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees and consultants of Holdings (or any direct or indirect parent thereof) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

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(h) Holdings and the Borrower may (i) pay cash in lieu of fractional shares in connection with any Dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) Holdings and the Borrower may pay Dividends in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Capital Stock in consideration of such payments including deemed repurchases in connection with the exercise of stock options; provided in each case that payments made under this Section 9.6(i) shall not exceed $5,000,000 in the aggregate; and

(j) Holdings and the Borrower may make payments described in Sections 9.12 (c), (e), (h), (i), (j), (l) and (q) (subject to the conditions set out therein).

9.7 Limitations on Debt Payments and Amendments. (a) Holdings and the Borrower will not, and will not allow any of the Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease any Indebtedness incurred pursuant to Section 9.1(j) (it being understood that payments of regularly scheduled interest shall be permitted); provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease any Indebtedness incurred pursuant to Section 9.1(j) with (i) the proceeds of any Permitted Refinancing Indebtedness or (ii) an aggregate amount not to exceed the sum of (A) the Available Equity Amount at the time of such prepayment, redemption, repurchase or defeasance and (B) if, on a Pro Forma Basis after giving effect to such prepayment, redemption, repurchase or defeasance, the Borrower’s ratio of Consolidated Total Debt to Consolidated EBITDA for the most recent Test Period ended on or prior to the date of such prepayment, redemption, repurchase or defeasance, is less than 4.00:1.00, (x) $15,000,000 and (y) the Available Amount at the time of such prepayment, redemption, repurchase or defeasance.

(b) Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, waive, amend, modify, terminate or release the Senior Subordinated Notes Documents (or any document governing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) to the extent that any such waiver amendment, modification, termination or release, taken as a whole, would be adverse to the Lenders in any material respect. Notwithstanding anything to the contrary in this Agreement, the Borrower may make any “AHYDO” catch-up payments in respect of Indebtedness incurred under Section 9.1(j).

9.8 Limitations on Sale Leasebacks. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

9.9 Negative Pledge Clauses. Neither Holdings nor any Borrower will, nor will they permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Credit Document) that limits the

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ability of Holdings, the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Obligations that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 9.9) are listed on Schedule 9.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 9.1, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other disposition permitted by Section 9.4 and applicable solely to assets under such sale, transfer, lease or other disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 9.5 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 9.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by Applicable Law; (xiii) exist under the Revolving Credit Documents or any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (xiv) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation.

9.10 Passive Holding Company. Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Capital Stock of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (iv) the performance of its obligations under and in connection with the Credit Documents, the Revolving Credit Documents, the Senior Subordinated Notes Documents, any documentation governing Permitted Refinancing Indebtedness of the Revolving Credit Documents or the Senior Subordinated Notes Documents, the Acquisition Agreement, the other agreements contemplated by the Acquisition Agreement and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or

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registration of its Capital Stock for sale or resale not prohibited by Section 9, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Section 9, including making any Dividend permitted by Section 9.6 or holding any cash received in connection with Dividends made by the Borrower in accordance with Section 9.6 pending application thereof by Holdings in the manner contemplated by Section 9.6, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 9, (ix) activities incidental to the consummation of the Transactions and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this Section 9.10. Notwithstanding anything to the contrary herein, Holdings will not own or acquire any assets (other than shares of Capital Stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, the Revolving Credit Documents, the Senior Subordinated Notes Documents, any documentation governing Permitted Refinancing Indebtedness of the Revolving Credit Documents or the Senior Subordinated Notes Documents, and other liabilities expressly permitted to be incurred by it by the terms hereof and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

9.11 Financial Covenants.

(a) Consolidated Total Debt to Consolidated EBITDA Ratio. The Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period set forth below to be greater than the ratio set forth below opposite such period:

Test Period Ending	Ratio
March 31, 2008	6.80 to 1.00
June 30, 2008	6.80 to 1.00
September 30, 2008	6.25 to 1.00
December 31, 2008	6.25 to 1.00
March 31, 2009	6.25 to 1.00
June 30, 2009	6.25 to 1.00
September 30, 2009	6.00 to 1.00
December 31, 2009	5.75 to 1.00
March 31, 2010	4.75 to 1.00
June 30, 2010	4.75 to 1.00
September 30, 2010	4.75 to 1.00

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Test Period Ending	Ratio
December 31, 2010	4.75 to 1.00
March 31, 2011	4.00 to 1.00
June 30, 2011	4.00 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	4.00 to 1.00
March 31, 2012	3.10 to 1.00
June 30, 2012	3.10 to 1.00
September 30, 2012	3.10 to 1.00
December 31, 2012	3.10 to 1.00
March 31, 2013	2.40 to 1.00
June 30, 2013	2.40 to 1.00
September 30, 2013	2.40 to 1.00
December 31, 2013	2.40 to 1.00

(b) Consolidated EBITDA to Consolidated Interest Expense Ratio. The Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period set forth below to be lower than the ratio set forth below opposite such period:

Test Period Ending	Ratio
March 30, 2008	1.55 to 1.00
June 30, 2008	1.55 to 1.00
September 30, 2008	1.60 to 1.00
December 31, 2008	1.60 to 1.00
March 31, 2009	1.65 to 1.00
June 30, 2009	1.65 to 1.00
September 30, 2009	1.75 to 1.00
December 31, 2009	1.80 to 1.00
March 31, 2010	2.10 to 1.00
June 30, 2010	2.10 to 1.00
September 30, 2010	2.10 to 1.00
December 31, 2010	2.10 to 1.00
March 31, 2011	2.50 to 1.00
June 30, 2011	2.50 to 1.00
September 30, 2011	2.50 to 1.00
December 31, 2011	2.50 to 1.00
March 31, 2012	3.20 to 1.00
June 30, 2012	3.20 to 1.00

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Test Period Ending	Ratio
September 30, 2012	3.20 to 1.00
December 31, 2012	3.20 to 1.00
March 31, 2013	4.15 to 1.00
June 30, 2013	4.15 to 1.00
September 30, 2013	4.15 to 1.00
December 31, 2013	4.15 to 1.00

(c) Capital Expenditures.

(i) The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, make any Capital Expenditure except for Capital Expenditures not exceeding an amount equal to the sum of (x) in the aggregate for the Borrower and the Restricted Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year (such amount, the “Permitted Capital Expenditure Amount”), (y) the Available Equity Amount at such time and (z) the Available Amount at such time:

Fiscal Year Ending	Permitted Capital Expenditures Amount ($)
December 31, 2008	44,000,000
December 31, 2009	50,500,000
December 31, 2010	51,000,000
December 31, 2011	45,500,000
December 31, 2012	46,300,000
December 31, 2013	47,000,000

provided that (A) the amount of the Permitted Capital Expenditure Amount permitted to be made in respect of any fiscal year shall be increased after the consummation of any Permitted Acquisition in an amount equal to 5% of the pro forma aggregate consolidated revenues of the Acquired Entity or Business so acquired during the fiscal year or period of such Acquired Entity or Business beginning after such Permitted Acquisition and (B) the amount of the Permitted Capital Expenditure Amount permitted to be made in respect of any fiscal year shall be decreased after the consummation of any Disposition under Section 9.4(c) generating net cash proceeds in excess of $25,000,000 in an amount equal to 5% of the pro forma aggregate consolidated revenues of the Disposed Entity or Business so disposed during the fiscal year or period of such disposed entity or business beginning after such permitted disposal.

(ii) Notwithstanding anything to the contrary contained in Section 9.11(c), to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year pursuant to Section 9.11(c)(x) is less than the Permitted Capital Expenditure Amount permitted by Section 9.11(c)(x) with respect to such fiscal year,

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30% of the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (but not any other) and utilized to make such Capital Expenditures in such immediately succeeding fiscal year (but not any other) in the event that the Permitted Capital Expenditure Amount permitted by Section 9.11(c)(x) for such immediately succeeding fiscal year has been entirely used.

Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the covenants contained in this Section 9.11 prior to the time that these covenants are otherwise applicable shall be deemed to require that the Consolidated Total Debt to Consolidated EBITDA Ratio for the applicable Test Period will be 6.80 to 1.00 and that the Consolidated EBITDA to Consolidated Interest Expense Ratio for the applicable Test Period shall be 1.55 to 1.00.

9.12 Transactions with Affiliates. Neither Holdings nor the Borrower shall, nor shall they permit any of the Restricted Subsidiaries to, enter into any transaction with any Affiliate of the Borrower except: (a) such transactions that are made on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (b) if such transaction is among Credit Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (c) the payment of Transaction Expenses, (d) the issuance of Capital Stock of Holdings or the Borrower to the management of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (m) below, (e) the payment of indemnities and reasonable expenses incurred by the Sponsor and its Affiliates in connection with any services provided to Holdings, the Borrower or any of its Subsidiaries, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock by Holdings or the Borrower permitted under Section 9.6, (g) loans, guarantees and other transactions by Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries to the extent permitted under Section 9, (h) employment and severance arrangements and health, disability and similar insurance or benefit plans between Holdings(or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of Holdings or the Borrower, (i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries, (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (k) Dividends, redemptions and repurchases permitted under Section 9.6, (l) customary payments (including reimbursement of fees and expenses) by Holdings, the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or

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placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments (i) are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings or the Borrower, in good faith and (ii) do not exceed, in the aggregate, $1,500,000 in any calendar year of the Borrower, (m) any issuance of Capital Stock, or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings or the Borrower, as the case may be, (n) any purchase by Holdings of the Capital Stock of the Borrower, as the case may be; provided that, to the extent required by Section 8.11, any Capital Stock of the Borrower so purchased shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement, (o) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice, (p) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice, and (q) payments by Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent), the Borrower and the Restricted Subsidiaries on customary terms.

SECTION 10. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause 10.1(a)); or

10.2 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.3 Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(f), 8.5 (with respect to the existence of the Borrower or Holdings only), 8.9, or 8.15 or Section 9 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1, Section 10.2 and clause (a) of this Section 10.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

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10.4 Default Under Other Agreements. (a) Holdings, the Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 10.1) in excess of $20,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedging Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedging Agreements), prior to the stated maturity thereof; or

10.5 Bankruptcy, etc. Holdings, the Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy,”; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Specified Subsidiary; or Holdings, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Specified Subsidiary; or there is commenced against Holdings, the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

10.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either

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case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof) in a manner that results in a liability under Title IV of ERISA; any Plan shall have an accumulated funding deficiency (whether or not waived); any of Holdings, the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 10.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

10.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

10.8 Security Documents. Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof) or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or

10.9 Subordination. The Obligations or the obligations of the Guarantors pursuant to the Guarantee shall cease to constitute senior indebtedness under the subordination provisions of the Senior Subordinated Notes Documents or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

10.10 Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any of their Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for Holdings, the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

10.11 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement; (provided that, if an Event of Default specified in Section 10.5 with respect to the Borrower shall occur no written notice by the Administrative Agent shall be required and all amounts in respect of all Loans and all Obligations shall be automatically become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower).

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10.12 Borrower’s Right to Cure.

(a) Financial Performance Covenants. Notwithstanding anything to the contrary contained in this Section 10, in the event that the Borrower fails to comply with the requirements of the Financial Performance Covenants, until the expiration of the 10th day subsequent to the date the certificate calculating the Financial Performance Covenants is required to be delivered pursuant to Section 8.1(d), Holdings (or any direct or indirect parent thereof) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any direct or indirect parent of Holdings receive equity interests in Holdings for its cash contributions to) the capital of Holdings (collectively, the “Cure Right”), and upon contribution by Holdings of such cash to the Borrower (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for purposes of this Agreement.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least three fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants and (iii) all Cure Amounts shall be disregarded for purposes of determining any baskets, the Available Amount or the Available Equity Amount with respect to the covenants contained in the Credit Documents.

SECTION 11. The Administrative Agent and Collateral Agent

11.1 Appointment. Each Lender hereby irrevocably designates and appoints GECC as Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any

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fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. The Joint Lead Arrangers, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 11. Each Lender hereby appoints GECC (together with any successor Collateral Agent pursuant to Section 11.11) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental thereto.

11.2 Limited Duties. Under the Credit Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.5(d)), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

11.3 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

11.4 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.5 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any

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other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

11.6 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail message or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.7 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

11.8 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each

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Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the existence of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and any Security Document, the terms of the Intercreditor Agreement shall govern and control. Each Lender hereby authorizes the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender.

11.9 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Commitment in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Commitment in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 11.9 shall survive the payment of the Loans and all other amounts payable hereunder.

11.10 GECC in its Individual Capacity. GECC and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the

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Borrower, any Guarantor and any other Credit Party as though GECC were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, GECC shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include GECC in its individual capacity.

11.11 Successor Agent. The Administrative Agent and/or the Collateral Agent may resign as Administrative Agent and/or Collateral Agent, as the case may be, upon 20 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent and/or Collateral Agent shall resign as Administrative Agent and/or the Collateral Agent, as the case may be, under this Agreement and the other Credit Documents, then (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders within 30 days, or (b) the Administrative Agent and/or Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor Administrative Agent and/or the Collateral Agent, as the case may be, selected from among the Lenders. In either case, the successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 10.1 or 10.5 shall have occurred and be continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and/or the Collateral Agent, as applicable, and the term “Administrative Agent” and/or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s and/or Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent and/or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent and/or Collateral Agent, as the case may be, or any of the parties to this Agreement or any Lenders or other holders of the Loans. After any retiring Administrative Agent’s and/or the Collateral Agent’s resignation as Administrative Agent and/or Collateral Agent, as the case may be, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and/or Collateral Agent, as the case may be, under this Agreement and the other Credit Documents.

11.12 Withholding Tax. To the extent the Administrative Agent reasonably believes that it is required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. The agreements in this Section 11.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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11.13 Duties as Collateral Agent and as paying agent. Without limiting the generality of Section 11.1 above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 10.5 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 10.5 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable requirements of law or otherwise and (vii) execute any amendment, consent or waiver under the Credit Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Permitted Investments held by such Lender and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

11.14 Authorization to Release Liens and Guarantees. The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 12.17 without further action or consent by the Lenders.

SECTION 12. Miscellaneous

12.1 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of

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Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly (i) reduce or forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate applicable to the Loans (it being understood that any change to the definition of (x) Consolidated Total Debt to Consolidated EBITDA Ratio, (y) Consolidated EBITDA to Consolidated Interest Expense Ratio or (z) in the component definitions of either thereof shall not constitute a reduction in the rate and provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or increase the aggregate amount of any Commitment of any Lender, or decrease or forgive any Repayment Amount, or amend or modify any provisions of Section 12.8(a) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 12.1 or reduce the percentages specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 11 without the written consent of the then-current Administrative Agent and/or the Collateral Agent, as applicable, or (iv) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), or release all or substantially all of the Collateral under the Security Documents, in each case without the prior written consent of each Lender, or (v) amend Section 2.9 so as to permit Interest Period intervals greater than six months if not available to all applicable Lenders, in each case without the written consent of each applicable Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new class.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the

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Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 12.1, Holdings, the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, effect changes to Exhibit C as may be necessary or appropriate in the opinion of the Collateral Agent.

12.2 Notices and Other Communications; Facsimile Copies

(a) General. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Schedule 12.2, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment and Acceptance Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing to Borrower and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or the Administrative Agent) designated in Schedule 12.2 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

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(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

12.5 Payment of Expenses and Taxes; Indemnification. (a) The Borrower agrees, (i) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Weil, Gotshal & Manges LLP and one counsel in each relevant local jurisdiction approved by the Borrower, (ii) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and the Collateral Agent and, to the extent required, one firm or local counsel in each relevant local jurisdiction, (iii) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise, property, intangible, mortgage recording and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, (iv) to pay, indemnify and hold harmless each Lender, the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and their respective Related Parties (the “Indemnified Parties”) from and against any and all other

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liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one firm of counsel for all Indemnified Parties (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict has retained its own counsel, of another firm of counsel for such affected Indemnified Party), and to the extent required, one firm or local counsel in each relevant jurisdiction for all Indemnified Parties, arising out of, or with respect to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents or the use of the proceeds thereof, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (iv), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party or its Related Parties, (B) a material breach of the obligations of such Indemnified Party or its Related Parties under the Credit Documents or (C) disputes between or among the Indemnified Parties. All amounts payable under this Section 12.5 shall be paid within 5 Business Days after receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) No Credit Party nor any Indemnified Party shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties.

Without limiting the generality of the foregoing, but only to the extent representing reasonable and documented out of pocket costs and expenses, the expenses, costs, charges and fees described above may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals (if any such accountants, environmental advisors, appraisers, investment bankers and management and other consultants have been retained with the prior written consent of the Borrower); photocopying and duplication expenses; long distance telephone charges; air express charges; and telegram or telecopy charges.

12.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 9.3(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may

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assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.6(c)) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph 12.6(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom, except if an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans or (iii) an assignment by any Commitment Party, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than in the case of a Term Loan Commitment or Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing; and provided, further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds or by a single assignor to related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

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(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent the tax form required by Section 4.4 and an administrative questionnaire in a form approved by the Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws.

For the purpose of this Section 12.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank or commercial loans and similar extensions of credit and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.6(b)(vi), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 4.4 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.6(c).

(iv) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of

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any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 7.9 or delivered pursuant to Section 8.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of and, if required, consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire and the tax form required by Section 4.4 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 12.6(b)(i), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Collateral Agent sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of

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such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.1 that affects such Participant. Subject to Section 12.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 4.4 and 12.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 12.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender having sold a participation in any of its Obligations, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(d) Any Lender may, without the consent of the Borrower, the Collateral Agent or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I, evidencing the Term Loans owing to such Lender.

(e) Subject to Section 12.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

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12.7 Replacements of Lenders under Certain Circumstances. (a) The Borrower, at its sole expense, shall be permitted to replace any Lender (or any Participant) that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11 or 4.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.10, 2.11 or 4.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrower and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise.

(b) If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 12.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Default or Event of Default has occurred and is continuing, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) the replacement Lender shall consent to the proposed amendment, waiver, discharge or termination and (iv) all Lenders (except all Non-Consenting Lenders which are simultaneously replaced) have consented to such proposed amendment, waiver, discharge or termination. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.6.

12.8 Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that

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if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tiff”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings, the Borrower and the Administrative Agent.

12.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11 Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

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(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.13 any special, exemplary, punitive or consequential damages.

12.14 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings or the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

12.15 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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12.16 Confidentiality. Each Agent, and each Lender shall hold all non-public information furnished by or on behalf of Holdings and the Borrower and their Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or such Agent pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or regulatory authority having jurisdiction over it (including any self-regulatory authority or representative thereof) or pursuant to legal process or to such Lender’s or such Agent’s trustees, attorneys, professional advisors or independent auditors or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information or with the consent of the Borrower or to the extent such Confidential Information becomes publicly available other than as a breach of this Section 12.16; provided that unless specifically prohibited by applicable law or court order, each Lender, each Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or such Agent by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender or any Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any Subsidiary of the Borrower. Each Lender and each Agent agrees that it will not provide to prospective Transferees, pledgees referred to in Section 12.6(d) or to prospective direct or indirect contractual counterparties under Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 12.16.

12.17 Release of Collateral and Guarantee Obligations; Subordination of Liens. (a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other disposition of such Collateral (including as part of or in connection with any other sale, transfer or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence) and (vi) as required to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral

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except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or in the case of a Previous Holdings in the conditions set forth in the definition of “Holdings”. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon request of the Borrower in connection with any Liens permitted by the Credit Documents, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 9.2.

12.18 USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT ACT.

12.19 Legend. THE TERM LOANS MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT “OID” FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 12.2.

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[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CHILL ACQUISITION, INC. (which on the Closing Date shall be merged with and into GOODMAN GLOBAL, INC. with GOODMAN GLOBAL, INC. surviving such merger as the Borrower),

By:
Name:
Title:

[Term Loan Credit Agreement]

CHILL INTERMEDIATE HOLDINGS, INC.,

By:
Name:
Title:

[Term Loan Credit Agreement]

The undersigned hereby confirms that, as a result of its merger with Chill Acquisition, Inc., it hereby assumes all of the rights and obligations of Chill Acquisition, Inc. under this Credit Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption by operation of law) and hereby agrees to be joined to the Credit Agreement as a Borrower thereunder

GOODMAN GLOBAL, INC.,

By:
Name:
Title:

[Term Loan Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION., as Administrative Agent and Collateral Agent and a Lender,

By:
Name:
Title:

[Term Loan Credit Agreement]

BARCLAYS BANK PLC, as Joint Lead Arranger, Joint Bookrunner and a Lender

By:
Name:
Title:

[Term Loan Credit Agreement]

CALYON BANK NEW YORK BRANCH, as Joint Lead Arranger, Joint Bookrunner and a Lender,

By:
Name:
Title:

By:
Name:
Title:

[Term Loan Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Joint Book Runner and a Lender,

By:
Name:
Title:

[Term Loan Credit Agreement]